UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Brown & Brown, Inc.

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NOTICE OF 2018 ANNUAL MEETING AND PROXY STATEMENT

Brown & Brown INSURANCE®

Message from Our President and CEO and Our Lead Independent Director

March 19, 2018
Dear Fellow Shareholders:

On behalf of Brown & Brown, Inc.’s Board of Directors, we are pleased to invite you to attend our Annual Meeting of Shareholders on Wednesday, May 2, 2018. The attached Notice of Annual Meeting of Shareholders and Proxy Statement include important information about the matters to be voted upon at the meeting. The proxy materials for the Annual Meeting, which include the Proxy Statement and 2017 Annual Report, are available online, in order to expedite shareholders’ receipt of proxy materials while lowering the costs and reducing the environmental impact of the meeting.

Fiscal 2017 was another successful year for Brown & Brown, and we are proud of what our team accomplished. Once again, we delivered organic revenue growth in all four of our divisions, and we increased our revenues, net income and earnings per share, all while maintaining our industry-leading operating margins. Due to the success of certain changes we made in 2016 to our executive compensation framework, we continued substantially all of our executive compensation practices in 2017, and we believe this structure motivates our leadership team to deliver results that create long-term value for our shareholders.

“Once again, we delivered organic revenue growth in all four of our divisions, and we increased our revenues, net income and earnings per share, all while maintaining our industry-leading operating margins.”

In addition to our strong financial performance, fiscal 2017 was also a year of investment for Brown & Brown. We made 11 strategic business acquisitions with combined annual revenues of approximately $17.5 million. To more efficiently and securely operate our businesses, and to create opportunities to drive growth through collaboration, we remained focused on updating—and in some cases, standardizing—our technology platforms across the Company. We introduced a new incentive compensation program for our Retail Division that we believe will help us to attract and retain talent and to drive organic revenue growth. We increased our dividend for the 24th consecutive year, returning approximately $78 million in dividends to shareholders. Finally, we extended the term of our credit facility to help us effectively manage our capital and to better position us to make further investments in the future.

Whether or not you expect to attend the meeting, we encourage you to vote online or by phone, or by signing and returning your proxy card promptly in the enclosed envelope to assure that your shares will be represented at the meeting. If you decide to attend the meeting and vote in person, you will, of course, have that opportunity.

On behalf of our Board of Directors, our management team, and our teammates, thank you for your investment in Brown & Brown. We look forward to seeing you at the Annual Meeting.

2017 Total Shareholder Return +16% _______________________ Proxy Statement Highlights 6 Proxy Summary 9 Corporate Governance 26 Executive Compensation

Sincerely,

Wendell S. Reilly	J. Powell Brown
Lead Independent Director	President and Chief Executive Officer

Brown & Brown, Inc.     3

Notice of Annual Meeting of Shareholders
May 2, 2018

The Annual Meeting of Shareholders of Brown & Brown, Inc. will be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118, on Wednesday, May 2, 2018 at 9:00 a.m. (EDT), for the following purposes:

1	To elect twelve (12) nominees to the Company’s Board of Directors;
2	To ratify the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2018;
3	To approve, on an advisory basis, the compensation of named executive officers;
4	To approve an amendment to the Company’s 2008 Sharesave Plan; and
5	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 26, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any postponements or adjournments.

By Order of the Board of Directors

Robert W. Lloyd
Corporate Secretary

Daytona Beach, Florida
March 19, 2018

Your Vote is Important

For your convenience, we are also offering an audio webcast of the meeting. To access the webcast, please visit the “Investor Relations” section of our website (www.bbinsurance.com) shortly before the meeting time and follow the instructions provided. A replay of the webcast will be available on our website beginning the afternoon of May 2, 2018, and continuing for 30 days thereafter.

How to Vote
By Internet You can vote your shares online at www.proxyvote.com.

By Telephone In the U.S. or Canada, you can vote your shares toll-free by calling 1-866-804-9616

By Mail Please vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, whether or not you intend to be present at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 2, 2018

The Proxy Statement and Annual Report to Shareholders are available at: www.viewproxy.com/bbinsurance/2018

4     2018 Proxy Statement

3	Message from Our President and CEO and Our Lead Independent Director
4	Notice of Annual Meeting of Shareholders
6	Proxy Summary
9	Board and Corporate Governance Matters
9	Proposal 1—Election of 12 Directors
10	Director Nominees
17	The Board’s Role and Responsibilities
20	Board Structure and Process
21	Meetings and Attendance
21	Director Compensation
23	Audit Matters
23	Proposal 2—Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accountants
24	Report of the Audit Committee
25	Information Concerning Independent Registered Public Accountants
25	Fees Paid to Deloitte & Touche LLP
25	Audit Committee Policy for Pre-Approval of Independent Registered Public Accountant Services
26	Compensation Matters
26	Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation
27	Compensation Committee Report
28	Compensation Discussion and Analysis
28	Executive Summary
29	Our Compensation Philosophy
29	Compensation Components
31	How We Set Compensation
33	2017 Compensation
39	2018 Compensation
40	Other Compensation
42	Employment and Deferred Compensation Arrangements
43	Hedging and Pledging Policies; Stock Ownership Requirements; Clawback Policy
45	Executive Compensation Tables
51	Pay Ratio
52	Proposal 4—An Amendment to the Company’s 2008 Sharesave Plan
52	Description of the U.K. Sharesave Plan, as Amended
54	Tax Information
54	Plan Benefits
55	Other Important Information
55	Security Ownership of Management and Certain Beneficial Owners
56	Section 16(a) Beneficial Ownership Reporting Compliance
56	Annual Meeting and Proxy Solicitation Information
57	Notice of Internet Delivery
57	Voting Your Shares; Required Votes
58	Proposals of Shareholders
59	Other Matters
60	Annex A—Information Regarding Non-GAAP Measures
63	Appendix A—Brown & Brown, Inc. 2008 ShareSave Plan

Brown & Brown, Inc.      5

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

Meeting Information

Time and Date
9:00 a.m. (EDT) on Wednesday,
May 2, 2018

Location
The Shores Resort,
Atlantic Room,
2637 South Atlantic Avenue,
Daytona Beach, Florida 32118

Record Date
Monday, February 26, 2018

Meeting Agenda

Proposals	Recommendation	Page
Election of Directors	FOR each nominee	9
Ratification of the Appointment of Deloitte & Touche LLP	FOR	23
Advisory Vote to Approve Executive Compensation	FOR	26
Approval of Amendment to the Company’s 2008 Sharesave Plan	FOR	52

Director Nominees

Name and Principal Employment				Committees
	Age	Director Since	Independent	Audit	Compensation	Nominating/ Corporate Governance	Acquisition
J. Hyatt Brown
Chairman, Brown & Brown, Inc.	80	1993
Samuel P. Bell, III
Former Of Counsel to the law firm of Buchanan
Ingersoll & Rooney PC	78	1993	✓
Hugh M. Brown
Founder and former President & Chief Executive Officer,
BAMSI, Inc.	82	2004	✓
J. Powell Brown
President & Chief Executive Officer, Brown & Brown, Inc.	50	2007
Bradley Currey, Jr.
Former Chairman & Chief Executive Officer, Rock-Tenn Company	87	1995	✓
Theodore J. Hoepner
Former Vice Chairman, SunTrust Bank Holding Company	76	1994	✓
James S. Hunt
Former Executive Vice President and Chief Financial
Officer, Walt Disney Parks and Resorts Worldwide	62	2013	✓
Toni Jennings
Chairman, Jack Jennings & Sons; Former Lieutenant
Governor, State of Florida	68	2007(1)	✓
Timothy R.M. Main
Chairman - Global Financial Institutions Group, Barclays Plc	52	2010	✓
H. Palmer Proctor, Jr.
President & Chief Executive Officer/Director, Fidelity Bank	50	2012	✓
Wendell S. Reilly**
Managing Partner, Grapevine Partners, LLC	60	2007	✓
Chilton D. Varner
Senior Counsel, King & Spalding LLP	75	2004	✓
(1)	Ms. Jennings previously served on our Board of Directors from 1999 until April 2003.
**	Denotes Lead Independent Director
Committee Member
Committee Chair

6     2018 Proxy Statement

Proxy Summary

Board Snapshot

Corporate Governance Highlights

Shareholder Rights	✓	Annual election of directors
	✓	Majority voting for directors, with director resignation policy
Board Independence	✓	Strong role for Lead Independent Director
	✓	10 of 12 directors are independent
	✓	Periodic rotation of committee members, committee chairs, and Lead Independent Director
	✓	Executive sessions at every in-person Board meeting and telephonically, when necessary
Good Governance	✓	Strong anti-hedging and anti-pledging provisions
	✓	Annual Board and committee self-evaluations
	✓	Strong stock ownership guidelines
	✓	Robust clawback policy
	✓	Committee meetings generally open to, and attended by, all directors

Brown & Brown, Inc.     7

Proxy Summary

Our Strategy and Performance

The Company’s strategy is focused on increasing our organic revenue growth, while maintaining our strong, industry-leading operating margins and cash conversion metrics. As part of our goal to manage our capital in the long-term interests of our shareholders, we generally invest our earnings in the following ways: (1) hiring new teammates and expanding our capabilities, (2) returns to shareholders through the payment of dividends and periodic share repurchases, and (3) making high-quality acquisitions.

Performance Highlights

In fiscal 2017, we delivered strong results, as reflected in the following financial and operational highlights:

	2017 Performance		2016 Performance
Revenues	$1.881 billion		$1.767 billion
Net income	$400 million		$257 million
Earnings per share	$2.81	(1)	$1.82
Company total commissions and fees growth	5.4%		6.4%
Retail Division total commissions and fees growth	2.8%		5.7%
National Programs Division total commissions and fees growth	7.0%		4.5%
Wholesale Brokerage Division total commissions and fees growth	11.7%		12.1%
Services Division total commissions and fees growth	5.8%		7.4%
Company Organic Revenue(2) growth	4.4%		3.0%
Retail Division Organic Revenue(1) growth	2.9%		1.9%
National Programs Division Organic Revenue(2) growth	6.1%		4.2%
National Programs Division Organic Revenue(2) growth - adjusted(3)	8.5%		—
Wholesale Brokerage Division Organic Revenue(2) growth	6.6%		4.3%
Services Division Organic Revenue(1) growth	5.1%		3.8%
Income before income taxes margin(4)	23.9%		24.0%
Adjusted EBITDAC Margin(2)	31.8%		32.7%

24th consecutive annual dividend increase, returning approximately $78 million to shareholders through dividends
Eleven strategic agency acquisitions with aggregate annual revenues of approximately $17.5 million
Continued technology improvements to support further growth
(1)	Earnings per share includes $0.85 driven by the impact of the legislation that was originally introduced as the Tax Cut and Jobs Act of 2017.
(2)

See Annex A for additional information regarding Organic Revenue, Organic Revenue growth and Adjusted EBITDAC Margin, which are non-GAAP financial measures, including a reconciliation to the most closely comparable GAAP financial measure.

(3)

National Programs Division Organic Revenue growth was adjusted to (i) exclude the impact of certain offices within the National Programs Division for which Chris L. Walker, Executive Vice President and President – National Programs Division, did not have responsibility in 2017, (ii) to include the impact of certain offices within the Services Division for which Mr. Walker did have responsibility in 2017, and (iii) to exclude the impact of claims revenue in 2016 related to catastrophic weather events, which the Compensation Committee determined was necessary to provide a realistic comparison for Organic Revenue growth in 2017. See Annex A for additional information regarding National Programs Division Organic Revenue growth - adjusted, which is a non-GAAP financial measure, including a reconciliation to the most closely comparable GAAP financial measure.

(4)	Income before income taxes margin is calculated as the Company’s income before income taxes, as reported, divided by total revenues, as reported.

8     2018 Proxy Statement

Board and Corporate Governance Matters

Proposal 1

Election of 12 Directors

At the Meeting, our 12 directors will stand for re-election for a term expiring at the 2019 Annual Meeting of Shareholders. Information about each nominee’s experience and qualifications appears below.

✓The Board recommends a vote FOR each of the 12 Director nominees.

All nominees have consented to being named in the Proxy Statement and have agreed to serve if elected. If any director nominee becomes unable or unwilling to serve, proxies will be voted for any substitute nominee(s) as the Board may nominate on the recommendation of the Nominating/Corporate Governance Committee.

Vote Required; Majority Voting; Board Recommendation

Our Bylaws provide for a majority voting standard for the election of our directors in uncontested elections. If the director election were contested, the plurality standard would apply, which means the nominees receiving the greatest numbers of votes would be elected to serve as directors.

To be elected, a nominee must receive the affirmative vote of more than 50% of the votes cast, either in person or by proxy, at the Meeting. If an incumbent director does not receive more than 50% of the votes cast with respect to his or her election, he or she must promptly tender a conditional resignation following certification of the vote. The Nominating/Corporate Governance Committee will then consider the resignation and recommend to the Board whether to accept it, and the Board would be expected to act on the recommendation within 90 days. Thereafter, the Board will promptly publicly disclose its decision concerning whether to accept the director’s resignation offer (and, if applicable, the reasons for rejecting the offer). If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified. If the Board accepts the resignation, then the Board may fill any resulting vacancy or may decrease the size of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH OF THE 12 DIRECTOR NOMINEES

Brown & Brown, Inc.     9

Board and Corporate Governance Matters

Director Nominees

Director Nominees and Qualifications

Set forth below is certain information concerning our current directors, all of whom are director nominees. All directors hold office for one-year terms or until their successors are elected and qualified.

J. Hyatt Brown
Skills and Experience
Mr. Hyatt Brown was our Chief Executive Officer from 1993 to 2009 and our President from 1993 to December 2002, and served as President and Chief Executive Officer of our predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the Board of Directors of International Speedway Corporation, and Verisk Analytics, Inc. (formerly Insurance Services Office), each a publicly held company. Mr. Brown is a member of the Board of Trustees of Stetson University, of which he is a past Chairman, and the Florida Council of 100. Mr. Hyatt Brown’s son, J. Powell Brown, is employed by us as President and Chief Executive Officer, and has served as a director since October 2007.
Nominee Attributes
Mr. Hyatt Brown’s extensive business and industry experience, knowledge of our company, service on boards of other publicly traded companies and proven leadership ability are just a few of the attributes that make him uniquely qualified to serve on, and chair, our Board.

Chairman of the Board Director since 1993 Committees served None

Samuel P. Bell, III
Skills and Experience
Mr. Bell served as Of Counsel to the law firm of Buchanan Ingersoll & Rooney PC from March 2015 until June 2017. From November 2013 until March 2015, he served as Of Counsel to the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A., and prior to that, had been a shareholder of the firm since January 1998. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell (now Cobb & Cole, P.A.), and he served as Of Counsel to Cobb Cole & Bell until August 2002. Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988. He is Chairman of the Advisory Board for the College of Public Health at the University of South Florida, Member of the Florida Institute for Health Innovation, and a member of the Board of Directors of the Florida Children’s Home Society.
Nominee Attributes
Mr. Bell’s extensive legal experience and familiarity with issues relating to Florida legislative and regulatory matters, along with his contributions in the form of service as a current member of the Compensation and Acquisition Committees and a past Chair of the Compensation Committee, are among the factors that were considered with respect to his nomination for reelection to the Board.

Independent Director Director since 1993 Committees served Acquisition Compensation

10     2018 Proxy Statement

Board and Corporate Governance Matters

Hugh M. Brown
Skills and Experience
Mr. Brown, who is unrelated to Mr. Hyatt Brown and Mr. Powell Brown, founded BAMSI, Inc., a full-service engineering and technical services company, in 1978 and served as its Chief Executive Officer until his retirement in 1998. Mr. Brown currently serves as a member of the Advisory Board of Directors of SunTrust Bank of Orlando and a member of the Board of Managers (BOM), Nemours Children’s Hospital, Orlando, Florida. In 2017, Mr. Brown was named one of the Most Influential Black Corporate Directors by Savoy Magazine.
Nominee Attributes
Mr. Brown’s business experience, leadership abilities and proven value in leading the Audit Committee, of which he is a past chair and a current member, and his service on the Nominating/Corporate Governance Committee and Acquisition Committee are among the features considered in his nomination for re-election to the Board.

Independent Director Director since 2004 Committees served Acquisition Audit Nominating/Corporate Governance

J. Powell Brown
Skills and Experience
Mr. Powell Brown was named Chief Executive Officer in July 2009. He has been our President since January 2007 and was appointed to be a director in October 2007. Prior to 2007, he served as one of our Regional Executive Vice Presidents since 2002. Mr. Brown was previously responsible for overseeing certain or all parts of all of our divisions over the years, and worked in various capacities throughout the Company since joining us in 1995. Mr. Brown has served on the Board of Directors of WestRock Company (formerly RockTenn Company), a publicly held company, since January 2010. He is the son of our Chairman, J. Hyatt Brown.
Nominee Attributes
Mr. Powell Brown’s work in all divisions of our Company, leadership experience at every level of our Company and current position as President and Chief Executive Officer are among the qualities considered in connection with his nomination for re-election to the Board.

Director and Chief Executive Officer Director since 2004 Committees served None

Brown & Brown, Inc.     11

Board and Corporate Governance Matters

Bradley Currey, Jr.
Skills and Experience
Mr. Currey served as Chief Executive Officer of RockTenn Company, a publicly held manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of RockTenn Company from 1993 to 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of RockTenn Company. Mr. Currey previously served as a member of the Board of Directors and Executive Committee of RockTenn Company, and is currently Director Emeritus of Genuine Parts Company, a publicly traded company. Mr. Currey is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is a Trustee Emeritus and past Chairman of the Board of the Woodruff Arts Center and the Atlanta Symphony Orchestra, a division of the Woodruff Arts Center in Atlanta, Georgia.
Nominee Attributes
Mr. Currey’s business experience, proven leadership abilities, financial accounting and management expertise, as well as contributions in his years of service as Chairman of the Nominating/Corporate Governance Committee, our former Lead Independent Director, and a past member of our Audit Committee, were all considered in connection with his nomination for re-election to the Board.

Independent Director Director since 1995 Committees served Nominating/Corporate Governance

Theodore J. Hoepner
Skills and Experience
Mr. Hoepner served as Vice Chairman of SunTrust Bank, Inc. from January 2000 to December 2004 and as Vice Chairman of SunTrust Bank Holding Company from January 2005 until June 2005, when he retired. From 1995 to 2000, Mr. Hoepner was Executive Vice President of SunTrust Bank, Inc. and Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc.
Nominee Attributes
Mr. Hoepner’s years of experience in the banking industry, including extensive experience in management, make him a valuable addition to the Board. He previously chaired our Audit, Compensation and Acquisition Committees and currently serves as a member of the Audit Committee and the Compensation Committee. All of these attributes were among the factors considered in connection with his nomination for re-election to the Board.

Independent Director Director since 1994 Committees served Audit Compensation

12     2018 Proxy Statement

Board and Corporate Governance Matters

James S. Hunt
Skills and Experience
Mr. Hunt served as Executive Vice President and Chief Financial Officer of Walt Disney Parks and Resorts Worldwide from 2003 until his retirement in 2012. During that period, he was a member of the Boards of Directors of Disney’s Hong Kong International Theme Park Company Limited, Shanghai International Theme Park Company Limited and Shanghai International Associated Facilities Company, Limited, as well as Disney’s Alameda Insurance and Buena Vista Insurance companies. Between 1992 and 2003 he held various senior finance positions with Walt Disney World Resort and prior to that, was a Partner with Ernst & Young. Mr. Hunt is a member of the Board of Directors of Caesars Entertainment Corporation, a publicly held company, where he serves as Chairman of the Board; The St. Joe Company, a publicly held company, where he serves on the Compensation Committee and as Chair of the Audit Committee; the Board of Trustees of Penn Mutual Life, a mutual life insurance company, where he serves on the Investment and Executive Committees and as Chair of the Audit Committee; and the Nemours Foundation, where he is Chairman of the Audit and Finance Committee. Mr. Hunt is a Certified Public Accountant (CPA). Mr. Hunt chairs our Audit Committee and serves as a member of our Compensation and Acquisition Committees.
Nominee Attributes
Mr. Hunt’s 40 years of increasingly responsible executive and senior executive finance, strategy and related operational roles, financial expertise and significant international experience were factors considered in connection with his nomination for re-election to the Board.

Independent Director Director since 2013 Committees served Acquisition Audit (Chair) Compensation

Toni Jennings
Skills and Experience
Ms. Jennings serves as Chairman of the Board of Jack Jennings & Sons, Inc., a commercial construction firm based in Orlando, Florida, and Jennings & Jennings, Inc., an architectural millwork firm based in Orlando, Florida. Ms. Jennings previously served on our Board of Directors from 1999 until April 2003. From 2003 through 2006, Ms. Jennings served as Lieutenant Governor of the State of Florida. She was the President of Jack Jennings & Sons, Inc. and Secretary and Treasurer of Jennings & Jennings, Inc. from 1982 to 2003. Ms. Jennings was a member of the Florida Senate from 1980 to 2000, and President of the Florida Senate from 1996 to 2000. She served in the Florida House of Representatives from 1976 to 1980. She is a member of the Board of Directors of Next Era Energy, Inc., a publicly held company, Mid-America Apartment Communities, Inc., a publicly traded real estate investment trust (REIT), The Nemours Foundation, and the Foundation for Florida’s Future.
Nominee Attributes
Ms. Jennings’ experience as owner and operator of a successful business, and her years of service in the legislative and executive branches of the State of Florida are features considered in concluding that she should continue to serve as a director of the Company. Ms. Jennings chairs our Compensation Committee and serves on our Audit Committee.

Independent Director Director since 2007 Committees served Audit Compensation (Chair)

Brown & Brown, Inc.     13

Board and Corporate Governance Matters

Timothy R.M. Main
Skills and Experience
Mr. Main has served as the Chairman of the Global Financial Institutions Group at Barclays Plc since September 2016. From October 2011 until September 2016, he was a Senior Managing Director of Evercore Partners. Prior to joining Evercore, Mr. Main worked at JPMorgan Chase, a global investment bank, for 23 years, most recently as a Managing Director and Head of the Financial Institutions Group.
Nominee Attributes
Mr. Main’s extensive experience with complex financial transactions and acquisitions, as well as his broad knowledge of the insurance industry acquired throughout his career, are key components considered in nominating Mr. Main for re-election to the Board. Mr. Main serves on our Acquisition Committee.

Independent Director Director since 2010 Committees served Acquisition

H. Palmer Proctor, Jr.
Skills and Experience
Mr. Proctor is President and Chief Executive Officer and a Director of Fidelity Bank and its holding company, Fidelity Southern Corporation, a publicly held company in Atlanta, Georgia. He currently serves on the Executive Committee for the bank and the holding company and serves on the bank’s Loan and Discount, 401(k), Personnel, Management, and Asset/Liability Committees. He is a member of the Advisory Board of Allied Financial. Mr. Proctor serves as Chairman of the Georgia Bankers Association.
Nominee Attributes
Mr. Proctor’s business experience, leadership abilities and management expertise were factors considered in connection with his nomination for re-election to the Board. He chairs our Acquisition Committee and serves on our Compensation Committee and is a past member of the Audit Committee.

Independent Director Director since 2012 Committees served Acquisition (Chair) Compensation

14     2018 Proxy Statement

Board and Corporate Governance Matters

Wendell S. Reilly
Skills and Experience
Mr. Reilly is the Chairman of Berman Capital Advisors and Managing Partner of Grapevine Partners, LLC, of Atlanta, Georgia, a private company. He is also a General Partner of Peachtree Equity Partners II. Previously, he was Chairman and Chief Executive Officer of Grapevine Communications, LLC, a group of local television stations. Earlier, he was the Chief Financial Officer of The Lamar Corporation and Haas Publishing Companies. Mr. Reilly currently serves on the Board of Directors of Lamar Advertising Company, a publicly traded company. He is Trustee Emeritus of Emory University and is past Chair of the Governance Committee of Emory University’s Board of Trustees, and he serves on the Board of Trustees of The Carter Center and the Board of Directors of the International Center for Journalists. Mr. Reilly is a graduate of Emory College and earned his MBA in Finance from Vanderbilt University.
Nominee Attributes
Mr. Reilly’s business background and experience, including years of service with The Lamar Corporation, a publicly traded company in which the families of the founders hold significant ownership interests, enhance his ability to analyze and contribute valuable and unique insights on matters including those relating to capital structure, financing and acquisition structure. Mr. Reilly’s contributions as a past Chairman of our Acquisition Committee, current Chairman of our Nominating/Corporate Governance Committee and his role as Lead Independent Director were also taken into consideration in connection with his nomination for re-election to the Board.

Lead Independent Director Director since 2007 Committees served Nominating/Corporate Governance (Chair)

Chilton D. Varner
Skills and Experience
Ms. Varner has been a member of the law firm of King & Spalding in Atlanta, Georgia since 1976 and was partner from 1983 to 2017. Since January 2018, she has served as Senior Counsel at King & Spalding. A graduate of Smith College, where she was named to membership in Phi Beta Kappa, and Emory University School of Law, Ms. Varner was honored with Emory University School of Law’s Distinguished Alumni Award in 1998. In 2001, the National Law Journal profiled Ms. Varner as one of the nation’s top ten women litigators. With more than 30 years of courtroom experience, she specializes in defending corporations in product liability, commercial and other civil disputes. She was a Trustee of Emory University from 1995 until 2014 and currently continues her services as a Trustee Emeritus.
Nominee Attributes
As a practicing attorney at one of the nation’s premier law firms and a counselor to businesses, their directors and management concerning risk and risk control, Ms. Varner brings a depth of experience and a wealth of unique and valuable perspectives to our Board. Ms. Varner previously chaired the Compensation Committee and served as our Lead Independent Director. She currently serves on the Nominating/Corporate Governance Committee, which she previously chaired.

Independent Director Director since 2004 Committees served Nominating/Corporate Governance

Brown & Brown, Inc.     15

Board and Corporate Governance Matters

Director Independence

New York Stock Exchange (“NYSE”) listed company manual requires directors to satisfy certain criteria to be deemed “independent.” The Board applies these standards in determining whether any director has a material relationship with the Company that would impair his or her independence, as discussed below. As required by the NYSE listed company manual, the Board considers all material relevant facts and circumstances known to it in making an independence determination, from the standpoints of both the director and persons or organizations with which the director has an affiliation.

The Board has considered the independence of our nominees in light of these NYSE standards and has affirmatively determined that the following 10 of the 12 director nominees have no material relationship with us other than service as a director, and are therefore independent: Samuel P. Bell, III; Hugh M. Brown; Bradley Currey, Jr.; Theodore J. Hoepner; James S. Hunt; Toni Jennings; Timothy R.M. Main; H. Palmer Proctor, Jr.; Wendell S. Reilly; and Chilton D. Varner. The following factors were relevant to the Board’s determination of independence:

●	The Board considered the relationships described below in “Relationships and Transactions with Affiliated Parties.”
●

In each case, the Board considered the fact that from time to time, in the ordinary course of business and on usual commercial terms, we and our subsidiaries may provide services in our capacities as insurance intermediaries to various directors of the Company, and to entities in which various directors of the Company have direct or indirect interests.

●

In the case of Mr. Main, the Board considered the fact that Mr. Main is the Chairman of Global Financial Institutions Group at Barclays Plc. The Board considered that (i) Mr. Main’s ownership interest in Barclays does not exceed ten percent, and he is not an executive officer of Barclays; (ii) there are no existing projects or transactions between Barclays’ investment banking division (i.e., the division in which Mr. Main holds his position) and the Company; (iii) in his role at Barclays, Mr. Main (a) is not permitted to cover the insurance brokerage sector, (b) is required to recuse himself from any conversations with clients or Barclays employees regarding the insurance business sector, (c) is prohibited from appearing as the coverage person for the Company on any Barclays books, records, or systems, and may not supervise any activity in relation to the Company or the insurance brokerage sector generally, (d) is prohibited from selling the Company’s common stock while it is on Barclays’ “watch” or “restricted” list, except in accordance with Barclays’ personal investment policy; and (iv) during each of 2015, 2016 and 2017, the interest amounts the Company paid to Barclays in connection with the Company’s borrowings from Barclays were less than one percent of the Company’s annual revenue, and less than one percent of Barclays’s annual revenue.

●

In the case of Messrs. Currey and Hoepner, the Board considered the fact that these two directors are investors in a bank holding company in which Messrs. Hyatt Brown and Powell Brown also are investors, in which a checking account with a balance of approximately $3 million was maintained by the Company in 2017 and for which a subsidiary of the Company provides insurance services and concluded that the investment, which in the aggregate comprised less than five percent of the outstanding stock of the bank holding company, was not material.

Director Nominee Selection Process

The Nominating/Corporate Governance Committee is responsible for identifying and evaluating director nominees and for recommending to the Board a slate of nominees for election at each Annual Meeting of Shareholders. The Committee has not established “minimum qualifications” for director nominees because it believes that rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board. The Committee evaluates director candidates based on a number of factors, including: (a) the need or desirability of maintaining or expanding the size of the Board; (b) independence; (c) credentials, including, without limitation, business experience, experience within the insurance industry, educational background, professional training, designations and certifications; (d) interest in, and willingness to serve on, the Board; (e) ability to contribute by way of participation as a member of Board committees; (f) financial expertise and sophistication; (g) basic understanding of the Company’s principal operational and financial objectives, plans and strategies, results of operations and financial condition, and relative standing in relation to the Company’s competitors; and (h) willingness to commit requisite time and attention to Board service, including preparation for and attendance at regular quarterly meetings, special meetings, committee meetings and periodic Board “retreats” and director education programs. With respect to diversity, while no formal policy has been proposed or adopted, heterogeneity of points of view, background, experience, credentials, gender and ethnicity are considered desirable, and characterize the current composition of our Board.

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Board and Corporate Governance Matters

The Committee and the Board consider a variety of sources when identifying individuals as potential Board members, including other enterprises with which current Board members are or have previously been involved and through which they have become acquainted with qualified candidates. The Company does not pay any third party a fee to assist in the identification or evaluation of candidates.

The Committee will consider director nominations that are submitted in writing by shareholders in accordance with our procedures for shareholder proposals. See “Proposals of Shareholders” below. Such proposals must contain all information with respect to a proposed candidate as required by the SEC’s proxy rules, must address the manner in which the proposed candidate meets the criteria described above, and must be accompanied by the consent of such proposed candidate to serve as a director, if elected.

The Board’s Role and Responsibilities

Overview

The role of the Board of Directors is to oversee the affairs of the Company for the benefit of our shareholders and other constituencies, including our teammates, customers, suppliers, carrier partners, and the communities in which we do business. The Board strives to propel the success and continuity of the Company’s business through the selection of qualified management and through ongoing monitoring designed to assure the Company’s activities are conducted in a legal, responsible and ethical manner.

Risk Oversight

The Board and its committees actively oversee management of the Company’s risks. They receive regular reports from senior management on areas of material risk to the Company, including operational, financial, strategic, acquisition-related, technological, competitive, reputational, legal and regulatory risks.

The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility. However, our Board committees have specific oversight responsibilities relating to certain aspects of risk management:

Our Audit Committee

Regularly reviews our financial statements, and our financial and other internal controls, and regularly receives reports from management, including the Company’s Chief Information Officer, on the Company’s cybersecurity risks. Additionally, our independent registered public accountants regularly identify and discuss with the Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements and audit work, as applicable.

Our Compensation Committee

Regularly reviews our executive compensation policies and practices, and employee benefits, and the risks associated with each. We believe that our compensation policies and principles in conjunction with our internal oversight of those policies and principles reduce the possibility of imprudent risk-taking. We do not believe that our compensation policies and principles are reasonably likely to have a material adverse effect on the Company.

Our Nominating/Corporate Governance Committee

Considers issues associated with the independence of our Board, corporate governance and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through attendance at committee meetings or through committee reports about such risks.

We believe that the Board’s approach to risk oversight, as described above, helps assess various risks, make informed decisions, and evaluate emerging risks in a proactive manner for the Company.

Brown & Brown, Inc.     17

Board and Corporate Governance Matters

Further, our Internal Audit Review Team is responsible for the performance of the internal audit function and for monitoring compliance with policies and procedures relating to our financial control environment. Our Information Technology Review Team is responsible for monitoring our data security and information technology controls. Our Insurance Operations Review Team is responsible for the monitoring of our operational internal controls. Our Team Resources Review Team monitors compliance with internal guidelines and state and federal employment law requirements relating to compensation and human resources, and regularly assesses risks and potential risks associated with our operations. These departments support the integration of our acquisitions and report to our Audit Committee on a quarterly basis, unless more frequent reports are necessary.

Our General Counsel is primarily responsible for enterprise risk management for the Company. On a quarterly basis, our General Counsel presents an enterprise risk management analysis to our Board of Directors, which includes an assessment of overall risk, risk mitigation and elimination priorities, anonymous ethics hotline reports and claims liabilities. Also, our Chief Executive Officer and General Counsel annually deliver a detailed presentation to our Board of Directors about risks associated with our business. This presentation includes extensive discussion, analysis and categorization of risks with respect to likelihood of occurrence, severity and frequency, as well as consideration of mitigating factors that contribute to lessening the potential adverse consequences associated with such risks (which can never, in any business, be fully eliminated). This presentation is prepared with input from the Company’s executive officers, including our division leaders and our Chief Information Officer.

Talent Management and Succession Planning

The Chairman of the Board, as well as our Chief Executive Officer, routinely discuss with the Board, generally in executive sessions, the Company’s management development and succession activities.

Communication with Directors

Interested parties, including shareholders, may communicate with our Board of Directors, with specified members or committees of our Board, with non-management directors as a group or with the Lead Independent Director, Wendell S. Reilly, by sending correspondence to our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114, and specifying in such correspondence that the message is for our Board or for one or more of its members or committees. Communications will be relayed to directors no later than the next regularly scheduled quarterly meeting of the Board and Board Committees.

Corporate Governance Principles; Code of Business Conduct and Ethics; Code of Ethics for Chief Executive Officer and Senior Financial Officers

The Board of Directors has adopted Corporate Governance Principles, a Code of Business Conduct and Ethics, and a Code of Ethics for Chief Executive Officer and Senior Financial Officers, the full text of each of which can be found in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com), and each of which is available in print to any shareholder who requests a copy by writing our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114.

Related Party Transactions Policy

Under our Related Party Transactions Policy, our General Counsel (or our Chief Executive Officer if the related party is our General Counsel or an immediate family member of our General Counsel) will review any potential Related Party Transaction to determine if it is subject to the Policy. If so, the transaction will be referred to the Nominating/Corporate Governance Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next meeting of the Nominating/Corporate Governance Committee, the Chair of the Nominating/Corporate Governance Committee shall have the authority to act on behalf of the Nominating/Corporate Governance Committee on whether to approve or ratify a Related Party Transaction (unless the Chair of the Nominating/Corporate Governance Committee is a Related Party in the Related Party Transaction). In determining whether to approve or ratify a Related Party Transaction, the Nominating/Corporate Governance Committee (or, as applicable, the Chair of the Nominating/Corporate Governance Committee) will consider, among other things, the benefits of the transaction to the Company, the potential effect

18     2018 Proxy Statement

Board and Corporate Governance Matters

of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Nominating/Corporate Governance Committee has authority to administer the Policy and to amend it as appropriate from time to time.

For purposes of our Policy, “Related Party Transactions” are transactions in which the Company is a participant, the amount involved exceeds $120,000 when all such transactions are aggregated with respect to an individual, and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are our directors (including any nominees for election as directors), our executive officers, any shareholder who beneficially owns more than five percent (5%) of our outstanding common stock, and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of ten percent (10%) or more.

Relationships and Transactions with Affiliated Parties

J. Hyatt Brown, who is one of our directors and the father of J. Powell Brown, received compensation of $213,352, consisting of $180,000 for services rendered to the Company in 2017, including assistance with acquisitions and recruitment, $6,480 in matching contributions made by the Company to his 401(k) Plan account, $24,141 for reimbursement of amounts earned by the Company for personal lines insurance he purchased through the Company or its subsidiaries, $615 for car service expenses, and $2,116 for the cost of certain club membership dues. Mr. Hyatt Brown serves as Chairman of the Board of the Company.

P. Barrett Brown, who is the son of Mr. Hyatt Brown and the brother of Mr. Powell Brown, serves as Senior Vice President of the Company and as a Regional President of the Company’s Retail Division. He received compensation of $1,093,038 for services rendered in 2017, as well as grants under our 2010 Stock Incentive Plan (”SIP”) in February 2017 and February 2018 with grant date fair values of $290,489 and $391,466, respectively. In connection with his promotion and relocation in 2014, Mr. Barrett Brown received a loan of $500,000 from the Company in November 2014, which is subject to the terms of a Promissory Note providing that the principal and interest amounts of such loan are forgivable in increments of one-seventh each year, so long as Mr. Barrett Brown remains employed by the Company and/or its affiliates. Mr. Barrett Brown is not an executive officer of the Company.

Carrie Brown, who is married to P. Barrett Brown, was employed by the Company as Corporate Counsel until February 2016. Effective February 1, 2016, Ms. Brown entered into a Consulting Agreement (the “Consulting Agreement”) with the Company to provide legal services to us as an independent contractor. In 2017, Ms. Brown received payments of $181,378 for services rendered in 2017 pursuant to the Consulting Agreement.

Zambezi, LLC (“Zambezi”), a Florida limited liability company whose Members and Managers are J. Hyatt Brown and his wife, Cici Brown, owns a Cessna Citation Sovereign aircraft (the “Aircraft”), which the Company leases pursuant to an Aircraft Dry Lease Agreement (the “Agreement”) with Zambezi. In 2017, the Company paid Zambezi $296,765 under the Agreement to lease the Aircraft. Pursuant to the Agreement, subject to availability of the Aircraft and other specified conditions, Mr. Hyatt Brown has the right to use the Aircraft for personal use, subject to reimbursement paid to the Company at the maximum rate permitted by law. Mr. Hyatt Brown paid $117,906.47 to the Company for such personal use of the Aircraft in 2017. The Company and Zambezi also are party to an Airside Sub-Lease Agreement and Services Agreement, pursuant to which Zambezi leases hangar space from the Company and pursuant to which pilots and mechanics employed by the Company are available to pilot and service the Aircraft as provided therein. In 2017, Zambezi paid the Company $19,170 for the lease of hangar space for the Aircraft, and $66,188.47 for the services of pilots and mechanics employed by the Company and for parts, equipment, and supplies related to the Aircraft’s maintenance and operation.

Richard A. Freebourn, Jr., who is the son of Richard A. Freebourn, Sr., a Senior Vice President of the Company, is employed by us as an insurance sales executive (i.e., a “producer”) in the Lisle, Illinois office of Brown & Brown of Illinois, Inc., one of our Retail Division subsidiaries, and received compensation of $270,565 for services rendered in 2017, as well as grants under our SIP in February 2017 and February 2018 with grant date fair values of $48,386 and $48,561, respectively.

Brown & Brown, Inc.     19

Board and Corporate Governance Matters

Board Structure and Process

Board Leadership

Our Board has the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be separated or combined. The Board makes this decision based on its evaluation of the circumstances and the specific needs of the Company. Mr. Hyatt Brown, who retired from the position of Chief Executive Officer in 2009, continues to serve as Chairman of the Board, while Mr. Powell Brown serves as Chief Executive Officer.

We believe that our leadership structure is desirable because it allows Mr. Powell Brown to focus his efforts on running our business and managing the Company in the best interests of our shareholders, while we continue to realize the benefits of Mr. Hyatt Brown’s extensive business and industry experience, knowledge of our company, current and past service on boards of other publicly traded companies and proven leadership ability.

The Board conducts executive sessions of non-management directors in connection with each regularly scheduled meeting of the Board. Our Lead Independent Director, Wendell S. Reilly, presides over these executive sessions.

Board and Board Committee Matters

Our Board of Directors has an Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. The charters of each of these Board committees are available in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com) and are also available in print to any shareholder who requests a copy from the Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114. Our committee meetings are generally attended by all Board members, subject to the availability of each director, which we believe enables our Board to function in a more collaborative, transparent, and effective manner, and which we believe promotes collegiality among the Board.

Audit Committee

Members James S. Hunt (Chair) Hugh M. Brown Theodore J. Hoepner Toni Jennings Six Meetings Held in 2017

The Audit Committee is composed of independent directors as defined in the NYSE listed company manual and includes two audit committee financial experts, Theodore J. Hoepner and James S. Hunt, among its members. The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent registered public accountants, to meet with our independent registered public accountants to review and discuss the scope and results of the annual audit, and to consider various accounting and auditing matters related to the Company, including our system of internal controls and financial management practices.

Compensation Committee

Members Toni Jennings (Chair), Samuel P. Bell, III Theodore J. Hoepner James S. Hunt H. Palmer Proctor, Jr. Six Meetings Held in 2017

Each member of the Compensation Committee is independent as defined in the NYSE listed company manual. The Compensation Committee sets the compensation for our Chief Executive Officer, and reviews and approves the compensation for our other executive officers, including the Named Executive Officers. See “Executive Compensation - Compensation Committee Report” and “Compensation Discussion and Analysis.” The Compensation Committee also reviews and makes recommendations with respect to our existing and proposed compensation plans, and is responsible for administering our 1990 Employee Stock Purchase Plan, our 2008 Sharesave Plan our Performance Stock Plan (“PSP”), which was suspended in April 2010, our ISO Plan, which expired December 31, 2008, and our 2010 Stock Incentive Plan. The Compensation Committee is authorized by its charter to form and delegate authority to subcommittees when appropriate.

Nominating/Corporate Governance Committee

Members Wendell S. Reilly (Chair) Hugh M. Brown Bradley Currey, Jr. Chilton D. Varner Five Meetings Held in 2017

Each member of the Nominating/Corporate Governance Committee is independent as defined in the NYSE listed company manual. This Committee’s duties include responsibilities associated with corporate governance, as well as the nomination of persons to stand for election to the Board at our Annual Meeting of Shareholders and recommendation of nominees to the Board of Directors to fill vacancies on, or as additions to, the Board.

20     2018 Proxy Statement

Board and Corporate Governance Matters

Director Tenure and Board Refreshment

The Nominating/Corporate Governance Committee regularly considers the composition of the Board. However, we have not established a mandatory retirement age or other term limits because we believe longer-tenured directors can bring important experience and institutional knowledge that are critical to the success of our Board and the long-term interests of our shareholders. Consideration is given to rotating committee members, committee chairs, and the Lead Independent Director position every three to five years because we believe fresh perspectives facilitate enhanced Board and committee performance. Our Nominating/Corporate Governance Committee evaluates the performance of each incumbent director at least annually before recommending his or her nomination for an additional term. In addition, any director who has a job change must submit a letter of resignation resigning from the Board. The submission of a letter of resignation provides an opportunity for the Board to review the continued appropriateness of the director’s membership on the Board under the circumstances.

Board Evaluations

The Nominating/Corporate Governance Committee conducts an annual evaluation of the Board and its committees, as well as the individual performance of each director. As part of this process, all directors complete detailed confidential questionnaires to provide feedback on the effectiveness of the Board, the committees and the performance of individual directors. The results of the questionnaires are compiled anonymously by the Chair of the Nominating/Corporate Governance Committee in the form of summaries, and the feedback is reviewed and discussed by the Nominating/ Corporate Governance Committee and subsequently reported to the full Board. We believe these assessments allow us to continually improve the effectiveness of our Board and committee meetings throughout the year.

Meetings and Attendance

During 2017, our Board of Directors held five meetings. With the exception of one director, who attended 91% of the total number of meetings of committees of which he is a member, each incumbent director serving during 2017 attended 100% of the total number of Board meetings, and 100% of the total number of meetings of committees of which such director is a member. The Board expects, but does not require, directors, all of whom are director nominees, to attend the Annual Meeting of Shareholders. All members of the Board attended the 2017 Annual Meeting of Shareholders.

Director Compensation

2017 Director Compensation

During 2017, non-employee directors were paid an annual retainer of $80,000, payable in quarterly installments. We also pay an additional $1,500 for each meeting attended by such director in excess of 12. In addition, the Chair of the Audit Committee is paid a $5,000 retainer, and the Chairs of the Compensation, Nominating/Corporate Governance and Acquisition Committees each receive $3,000 retainers, for services associated with those positions. Also, each director who is not an employee of ours received in January 2017 a grant of $50,000 worth of fully vested shares of our common stock under our SIP, valued as of the close of business on the last business day before the regular January meeting of the Compensation Committee. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is an employee receives separate compensation for services rendered as a director.

The following table sets forth cash and other compensation earned during 2017 by directors who are not Named Executive Officers.

Brown & Brown, Inc.     21

Board and Corporate Governance Matters

2017 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)		Total ($)
Samuel P. Bell, III	80,000	49,985	—		129,985
Hugh M. Brown	80,000	49,985	—		129,985
J. Hyatt Brown	—	—	213,352	(1)	213,352
Bradley Currey, Jr.	80,000	49,985	—		129,985
Theodore J. Hoepner	80,000	49,985	—		129,985
James S. Hunt	85,000	49,985	—		135,985
Toni Jennings	83,000	49,985	—		132,985
Timothy R.M. Main	80,000	49,985	—		129,985
H. Palmer Proctor, Jr.	83,000	49,985	—		132,985
Wendell S. Reilly	83,000	49,985	—		132,985
Chilton D. Varner	80,000	49,985	—		129,985
(1)	See “Relationships and Transactions with Affiliated Parties” for information on additional payments to Mr. Hyatt Brown.

2018 Director Compensation

Our Board of Directors reviews the compensation of our non-employee directors at least every two years or as such other time as circumstances may warrant. In October 2017, Frederic W. Cook & Co., Inc. (“FW Cook”), an independent outside compensation consulting firm retained by the Compensation Committee, conducted a comprehensive analysis of the Company’s non-employee director compensation review, as described below.

Survey Comparison

As part of FW Cook’s analysis, the Compensation Committee reviewed and considered data from the 2017 FW Cook Director Compensation Report, which consisted of data from a blend of general industry companies with market capitalizations between $1 and $5 billion and market capitalizations greater than $5 billion, and the 2016–2017 NACD Director Compensation Report, which consisted of data from general industry companies, as well as insurance companies, with annual revenues between $1 and $2.5 billion.

Results of FW Cook’s Analysis

Based upon the results of FW Cook’s analysis, the Compensation Committee concluded that the total annual compensation for our non-employee directors was below the 25th percentile of the general industry market surveys and eight percent below the median of the insurance industry survey data. The Compensation Committee also concluded that the pay mix for the Company’s non-employee director compensation was more heavily weighted toward cash than equity relative to market practice and the annual retainer amounts for the Board’s committee chairs were substantially below the general industry norms.

Based upon FW’s Cook’s analysis and the Compensation Committee’s recommendation, in October 2017, the Board approved the following changes to the compensation for our non-employee directors beginning in 2018:

●	An increase to the size of the annual grant of fully vested common stock under our SIP from $50,000 to $70,000;
●	An increase to the annual cash retainers for the Chair from the Audit Committee from $5,000 to $10,000, for the Chair of the Compensation Committee from $3,000 to $10,000, and for the Chairs of the Nominating/Corporate Governance and Acquisition Committees from $3,000 to $6,000; and
●	Elimination of the additional meeting fees for meetings attended by a director in excess of 12.

22    2018 Proxy Statement

Audit Matters

Proposal 2

Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accountants

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte & Touche LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2002.

✓The Board recommends a vote FOR the ratification of Deloitte & Touche LLP for 2018

The Committee and the Board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate governance. If the shareholders do not ratify the selection, the appointment of the independent registered public accountants will be reconsidered by the Committee. Even if the selection is ratified, the Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

Vote Required; Board Recommendation

In order to be ratified, this Proposal 2 must receive the affirmative vote of a majority of the votes cast on the Proposal. The Board of Directors believes that the ratification of Proposal 2 is in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THIS PROPOSAL.

Brown & Brown, Inc.     23

Audit Matters

Report of the Audit Committee

The Audit Committee of the Board of Directors operates pursuant to an Audit Committee Charter, which was most recently reviewed by the Committee in October 2017. The Charter is posted on the Company’s website (www.bbinsurance.com) in the “Corporate Governance” section, under “Key Documents.”

Each member of the Audit Committee qualifies as “independent” (as that term is defined in the NYSE listed company manual, as well as other statutory, regulatory and other requirements applicable to the Company’s Audit Committee members).

With respect to the fiscal year ended December 31, 2017, the Audit Committee:

1.	has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accountants;
2.

has discussed with the independent registered public accountants of the Company the matters required to be discussed by the standards of the Public Company Accounting Oversight Board, including those described in Auditing Standard No. 16, Communications with Audit Committees;

3.

has received and reviewed the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants’ independence; and

4.

based on the review and discussions with management and the independent registered public accountants referenced above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

AUDIT COMMITTEE

James S. Hunt (Chair)
Hugh M. Brown
Theodore J. Hoepner
Toni Jennings

24     2018 Proxy Statement

Information Concerning Independent Registered Public Accountants

Fees Paid to Deloitte & Touche LLP

We incurred the following fees for services performed by Deloitte & Touche LLP for fiscal years 2017 and 2016:

	2016		2017
Audit Fees:(1)	$1,647,468		$2,080,557
Audit-Related Fees:(2)	$3,501	(3)	$0
Tax Fees:(4)	$0		$0
All Other Fees:(5)	$0		$0
Total:	$1,650,969		$2,080,557
(1)

Audit Fees were the aggregate fees billed to us by Deloitte & Touche LLP for professional audit services rendered for the audit of our annual financial statements, the review of financial statements included in our Forms 10-Q and the audit of our internal control over financial reporting for the fiscal years ended December 31, 2017 and 2016, including any out-of-pocket expense.

(2)

Audit-Related Fees were the fees billed to us by Deloitte & Touche LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements that are not reported above under the caption “Audit Fees” for the fiscal year ended December 31, 2016. Deloitte & Touche LLP did not provide any such services during the fiscal year ended December 31, 2017.

(3)	These fees were billed primarily in connection with the sale of the Company’s Colonial Claims business.
(4)	Tax Fees are fees for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2017 or 2016. Deloitte & Touche LLP did not provide any such services during the period.
(5)	Deloitte & Touche LLP did not provide any “other services” during the period.

Audit Committee Policy for Pre-Approval of Independent Registered Public Accountant Services

Our policy requires that the Audit Committee consider and approve in advance any proposed engagement of the independent registered public accountants to perform services in addition to those approved in connection with their annual engagement letter, except for certain limited non-audit services. During fiscal years 2017 and 2016, all services were approved by the Audit Committee in accordance with this policy.

Brown & Brown, Inc.     25

Compensation Matters

Proposal 3

Advisory Vote to Approve Named Executive Officer Compensation

At the Meeting, we will ask our shareholders to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation.

✓The Board recommends a vote FOR the resolution to approve on a non-binding advisory basis the compensation of the named executive officers.

As described in detail below under “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Accordingly, our Named Executive Officers are rewarded to the extent we achieve specific annual goals and deliver financial performance intended to increase long-term shareholder value.

Our Compensation Committee has adopted an approach to executive compensation that we believe enables the Company to retain its executive talent while remaining committed to our core compensation philosophy of paying for performance and aligning executive compensation with shareholder interests. The Committee continually reviews the compensation programs for our Named Executive Officers with the goal of most effectively aligning our executive compensation structure with our shareholders’ interests and current market practices. For example, (1) a significant portion of pay is performance-based, (2) compensation is incentive-driven with both short- and long-term focus, and (3) we believe components of compensation are linked to increasing shareholder value.

We are again asking our shareholders to indicate their support for our executive officer compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, program and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we ask our shareholders to vote “FOR” the approval, on an advisory basis, of executive compensation.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, our Board and Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Vote Required; Board Recommendation

In order to be approved, this Proposal 3 must receive the affirmative vote of a majority of the votes cast on the Proposal. The Board of Directors believes that the advisory approval of Proposal 3 is in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THIS PROPOSAL.

26     2018 Proxy Statement

Compensation Matters

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and those discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Toni Jennings (Chair)
Samuel P. Bell, III
Theodore J. Hoepner
James S. Hunt
H. Palmer Proctor, Jr.

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Compensation Discussion and Analysis

Executive Summary

Our Compensation Committee has responsibility for the design, implementation, and approval of the compensation of our executive officers. We seek to provide an executive compensation package that supports our business strategy and is driven by our overall financial performance, the success of the business divisions that are directly impacted by the executive’s performance, and the performance of the individual executive. The Compensation Committee periodically reviews, with the support of an independent compensation consultant, the pay practices of other companies with the goal of seeing that the Company’s executive compensation program remains competitive, but does not target compensation decisions or levels to a specific percentile or other absolute measures related to comparison group data.

At last year’s Annual Meeting of Shareholders, 99% of the votes cast were in favor of the advisory vote to approve executive compensation. In view of this favorable vote (as well as a similar favorable vote in 2016) and the success of our 2016 executive compensation policies in incentivizing results that were aligned with the long-term interests of our shareholders, as well as other factors (including regulatory requirements, market considerations, and Company and individual performance), we continued substantially all of our executive compensation policies from year to year.

We believe our compensation system continued to effectively incentivize our executive officers to deliver strong results for the Company. Our fiscal 2017 performance, as reflected in the table below, resulted in above-target payouts of our annual cash incentives to all of our Named Executive Officers:

PERFORMANCE HIGHLIGHTS

	2017 Performance	2016 Performance
Company total commissions and fees growth	5.4%	6.4%
Retail Division total commissions and fees growth	2.8%	5.7%
National Programs Division total commissions and fees growth	7.0%	4.5%
Wholesale Brokerage Division total commissions and fees growth	11.7%	12.1%
Company Organic Revenue(2) growth	4.4%	3.0%
Retail Division Organic Revenue(1) growth	2.9%	1.9%
National Programs Division Organic Revenue(2) growth - adjusted(3)	8.5%	—
Wholesale Brokerage Division Organic Revenue(2) growth	6.6%	4.3%
Income before income taxes margin(4)	23.9%	24.0%
Adjusted EBITDAC Margin(2)	31.8%	32.7%
(1)

See Annex A for additional information regarding Organic Revenue, Organic Revenue growth and Adjusted EBITDAC Margin, which are non- GAAP financial measures, including a reconciliation to the most closely comparable GAAP financial measure.

(2)

National Programs Division Organic Revenue growth was adjusted to (i) exclude the impact of certain offices within the National Programs Division for which Chris L. Walker, Executive Vice President and President – National Programs Division, did not have responsibility in 2017, (ii) to include the impact of certain offices within the Services Division for which Mr. Walker did have responsibility in 2017, and (iii) to exclude the impact of claims revenue in 2016 related to catastrophic weather events, which the Compensation Committee determined was necessary to provide a realistic comparison for Organic Revenue growth in 2017. See Annex A for additional information regarding National Programs Division Organic Revenue growth - adjusted, which is a non-GAAP financial measure, including a reconciliation to the most closely comparable GAAP financial measure.

(3)	Income before income taxes margin is calculated as the Company’s income before income taxes, as reported, divided by total revenues, as reported.

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Compensation Discussion and Analysis

Our Compensation Philosophy

Our compensation system is intended to:

Attract and Retain	Compensate for Performance	Create a Common Interest
High-quality people that are crucial to both the short-term and long-term success of the Company	Linked to our strategic objectives through the use of incentive compensation programs	Between our executive officers and shareholders through compensation structures that promote the sharing of the rewards and risks of strategic decision-making

In furtherance of these goals, for 2017 our incentive compensation program included both long- and short-term compensation and was tied to increases in our adjusted earnings per share, organic revenue growth, adjusted EBITDAC margin, and predetermined personal objectives for each of our executive officers.

Compensation Components

Our compensation philosophy is reflected in the following short-term and long-term compensation components:

1	2	3
Base Salary	Annual Cash Incentives and Bonuses	Long-Term Equity Incentive Awards
Rationale Provide competitive levels of compensation to our executive officers based on scope of responsibility and duties Provide a basic level of compensation Recruit and retain executive officers	Rationale Align executive officers with annual goals and objectives Create a direct link between pay and financial and operational performance

Rationale

Reward effective long-term capital management and decision-making

Focus attention on future returns to shareholders

Retain executive officers through a combination of time- and performance-based awards who have the potential to impact both our short-term and long-term profitability

Recognize and reward specific achievements and/or the previous year’s performance

Generally granted annually during first quarter; mid-year grants may occur in recognition of specific achievements or promotion

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Compensation Discussion and Analysis

1	2	3
Base Salary	Annual Cash Incentives and Bonuses	Long-Term Equity Incentive Awards
How Amounts Are Determined Based on a wide range of factors, including business results, individual performance and comparative market assessments

How Amounts Are Determined

Target payouts based upon comparative market assessments and recommendations by chief executive officer and input from the Compensation Committee’s independent compensation consultant, subject to approval of Compensation Committee or, in the case of the chief executive officer, recommendations from the Compensation Committee’s independent compensation consultant, subject to approval of Compensation Committee based upon its annual chief executive officer performance review

Actual payout based upon a combination of Company and/or divisional performance and achievement of personal performance objectives

Additional discretionary bonus available as determined by chief executive officer, subject to the approval of Compensation Committee, or, in the case of chief executive officer, as determined by Compensation Committee

How Amounts Are Determined

Award amount determined based upon a blend of quantitative measures and consideration of personal factors, as well as comparative market assessments

Actual value realized based upon the Company’s performance over measurement and vesting periods

The chart below shows the 2017 mix of compensation for our CEO and for the other NEOs as a group.

2017 TARGET MIX

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Compensation Discussion and Analysis

How We Set Compensation

Comparative Market Assessment

The Compensation Committee does not target compensation decisions or levels to a specific percentile or other absolute measures related to comparison group data, but does periodically review the pay practices of other companies with the goal of seeing that the Company’s executive compensation program remains competitive.

In 2016, FW Cook conducted a comprehensive analysis of the Company’s pay practices and executive compensation levels as compared to a group of the Company’s peers (the “2016 Comparative Market Assessment”), as described below. In January 2018 and as a follow-up to the 2016 Comparative Market Assessment, FW Cook conducted an additional analysis of the Company’s compensation levels for its Chief Executive Officer and Chief Financial Officer as compared to a group of the Company’s peers (the “2018 Comparative Market Assessment”), as described below.

Proxy Comparison Group

For both the 2016 Comparative Market Assessment and the 2018 Comparative Market Assessment, FW Cook focused on our peers in the Russell 3000 of similar size, industry, and business characteristics. The other insurance intermediaries for which compensation data was publicly available—Aon plc, Arthur J. Gallagher & Co, Marsh & McLennan Companies Inc. and Willis Towers Watson PLC—compete with us the most directly for talent. However, these publicly traded insurance intermediaries are significantly larger than we are in total assets, total revenue and market capitalization. Because of these differences in size, FW Cook also reviewed the compensation practices of nine publicly traded insurance carriers and several other companies in the capital markets industry. The proxy comparison group was as follows:

Arch Capital Group Ltd.	Property & Casualty Insurance Carrier
AXIS Capital Holdings Limited	Property & Casualty Insurance Carrier
Aon plc	Insurance Intermediary
Argo Group International Holdings	Property & Casualty Insurance Carrier
Arthur J. Gallagher & Co.	Insurance Intermediary
CBIZ, Inc.	Research & Consulting Services
Crawford & Company	Insurance Intermediary
Erie Indemnity Company	Property & Casualty Insurance Carrier
FBL Financial Group Inc.	Life & Health Insurance Company
Marsh & McLennan Companies Inc.	Insurance Intermediary
Primerica, Inc.	Life & Health Insurance Company
Raymond James Financial, Inc.	Investment Banking & Brokerage
RLI Corp.	Property & Casualty Insurance Carrier
Selective Insurance Group Inc.	Property & Casualty Insurance Carrier
Waddell & Reed Financial, Inc.	Asset Management & Custody Banks
Willis Towers Watson PLC	Insurance Intermediary

Survey Comparison

As part of the 2016 Comparative Market Assessment, the Compensation Committee also reviewed and considered data from the 2016 Towers Watson CDB General Industry Compensation survey.

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Compensation Discussion and Analysis

Results of the 2016 Comparative Market Assessment

Based upon the results of FW Cook’s analysis, the Compensation Committee determined that, among other things, the total 2016 direct compensation for the Company’s executive officers, which includes each executive officer’s base salary, target cash incentive amount, and target long-term equity incentives, was generally aligned with the market blend median. However, the Compensation Committee also concluded that the Company’s 2016 management service fee (MSF), which is the notional amount investors pay for a company to be managed, calculated as the aggregate 2016 target pay for the Company’s five highest paid executive officers in 2015, was positioned in the 32nd percentile of the Company’s peer group, while the Company’s 2015 revenue was positioned in the 48th percentile of its peer group. The Compensation Committee believes that the evaluation of MSF is valuable to gain an understanding of the pay competitiveness of the Company’s executive officers, regardless of position or tenure.

While the Compensation Committee did consider FW Cook’s analysis in making our 2017 compensation decisions, in light of the conclusion that our executive officers’ total direct compensation was generally aligned with the market blend median, the Compensation Committee did not apply any market-rate pay adjustments (but did apply other performance-based pay adjustments, as described below) for any of our Named Executive Officers, except for Mr. Powell Brown, who received an increase in his 2017 annual long-term equity incentive award of $250,000, and Mr. Watts, who received an increase in his 2017 target cash incentive amount of $125,000:

●

Mr. Powell Brown. As part of its decision to increase Mr. Powell Brown’s long-term equity incentive award from $1,250,000 to $1,500,000, the Compensation Committee considered the comparative market assessment conducted by FW Cook and concluded that Mr. Powell Brown’s 2016 target total direct compensation was aligned with only the 25th percentile of the peer group, between the 25th and 50th percentile of the general industry, and that the amount of his 2016 long-term equity incentive was below the 25th percentile for the peer group and the general industry.

●

Mr. Watts. As part of its decision to increase Mr. Watts’ 2017 target cash incentive amount from $400,000 to $525,000, the Compensation Committee considered the comparative market assessment conducted by FW Cook and concluded that Mr. Watts’ 2016 target total direct compensation was aligned with only the 25th percentile of the peer group, between the 25th and 50th percentile of the general industry, and that the amount of his 2016 target cash incentive amount was below the 50th percentile for the peer group and the general industry.

Results of the 2018 Comparative Market Assessment

Based upon the results of FW Cook’s analysis, the Compensation Committee applied market-rate pay adjustments for Mr. Powell Brown, who received an increase in his 2018 annual long-term equity incentive award of $500,000, and for Mr. Watts, who received an increase in his 2018 long-term equity incentive amount of $100,000 and an increase in his 2018 target cash incentive of $100,000:

●

Mr. Powell Brown. As part of its decision to increase Mr. Powell Brown’s long-term equity incentive award from $1,500,000 to $2,000,000, the Compensation Committee considered the comparative market assessment conducted by FW Cook and concluded that Mr. Powell Brown’s 2017 total direct compensation was only slightly higher than the 25th percentile of the peer group and that his 2017 long-term equity incentive award was approximately 30% below the peer group median.

●

Mr. Watts. As part of its decision to increase Mr. Watts’ 2018 long-term equity incentive award from $500,000 to $600,000 and his 2018 target cash incentive amount from $525,000 to $625,000, the Compensation Committee considered the comparative market assessment conducted by FW Cook and concluded that Mr. Watts’ 2017 total direct compensation was only slightly higher than the 25th percentile of the peer group, that his 2017 long-term equity incentive award was below the 25th percentile of the peer group, and that his 2017 target cash incentive was between the 25th and 50th percentile of the peer group.

Role of the Compensation Consultant

Beginning in August 2015, the Compensation Committee engaged FW Cook to assist with a review of the components, structure and design of the long-term equity incentive arrangements with our executive officers and other key employees. The primary goal of this engagement was to help design long-term equity incentive arrangements that continue to be competitive and aligned with shareholder interests. FW Cook has remained engaged by the Compensation Committee to advise and assist with other matters related to executive and non-employee director compensation. The Compensation Committee considers FW Cook to be independent because FW Cook performed no services for the Company’s management unrelated to services performed for the Compensation Committee and there was no conflict of interest raised as a result of any work performed by FW Cook, directly or indirectly, for the Compensation Committee during fiscal years 2015, 2016 or 2017.

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Compensation Discussion and Analysis

Role of Management

The Compensation Committee considers input from our Chief Executive Officer in making determinations regarding the compensation of our executive officers, other than our Chief Executive Officer. As part of the annual planning process, our Chief Executive Officer recommends, and presents to the Compensation Committee for consideration, base salary adjustments, targets for our annual cash incentive program, and long-term equity incentive award amounts for our executive officers, other than our Chief Executive Officer. In addition, our Chief Executive Officer periodically presents to the Compensation Committee and the Board his evaluation of each executive officer’s performance and reviews succession plans for each of our executive officers.

2017 Compensation

Consideration of Last Year’s “Say-On-Pay” Vote

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we provide our shareholders with an annual opportunity to approve, on a nonbinding, advisory basis, the compensation of named executive officers. At our annual meetings of shareholders in both 2016 and 2017, our shareholders voted to approve this compensation by a significant margin.

In view of the favorable vote in 2017 (as well as a similar favorable vote in 2016), as well as other factors (including regulatory requirements, market considerations, and Company and individual performance), we did not substantially change our executive compensation policies for 2018.
At our 2017 Annual Meeting of Shareholders our executive compensation program was supported by 99% of votes cast.

2017 Base Salaries

In January 2017, the Compensation Committee determined not to increase the 2017 base salaries for the Named Executive Officers, except for Mr. Penny, whose base salary increased from $463,500 to $500,000, and Mr. Strianese, whose base salary increased from $500,000 to $600,000. The decision to increase Mr. Penny’s 2017 base salary was based upon his individual performance during 2016 and in recognition of the fact that his base salary had not been increased since 2014. The decision to increase Mr. Strianese’s 2017 base salary was part of the Compensation Committee’s overall determination to increase his total direct compensation in recognition of his individual performance and the performance of the Company’s Wholesale Brokerage Division, for which Mr. Strianese has responsibility, during 2016 and was accompanied by a decrease in Mr. Strianese’s 2017 target cash incentive amount from $900,000 to $850,000.

2017 Annual Cash Incentives

Our annual cash incentives are designed to align executive officer compensation with our annual goals and objectives and to create a direct link between compensation and financial and operational performance. During the first quarter of each year, the Compensation Committee approves the annual cash incentive components, consisting of financial performance measures, individual target cash incentive amounts, and personal objectives, for each executive officer, including the relative weightings and goals against which performance is measured and payouts are determined for such fiscal year.

Target Amounts. In February 2017, the Compensation Committee approved the 2017 target cash incentive amounts for the Named Executive Officers. Other than for Mr. Strianese, whose target cash incentive amount for 2017 decreased from $900,000 to $850,000, and for Mr. Watts, whose target cash incentive amount for 2017 increased from $400,000 to $525,000, the Compensation Committee did not change the target cash incentive amounts for our Named Executive Officers. The decision to decrease Mr. Strianese’s target cash incentive amount was part of the Compensation Committee’s overall determination to increase his total direct compensation in recognition of his individual performance and the performance of the Company’s Wholesale Brokerage Division, for which Mr. Strianese has responsibility, during 2016 and was accompanied by an increase in Mr. Strianese’s base salary from $500,000 to $600,000. The decision to increase Mr. Watts’ target cash incentive amount was based upon the increasing scope of Mr. Watts’ operational responsibilities in 2016 and 2017 and the results of the comparative market assessment conducted by FW Cook. As part of its consideration of the comparative market assessment, the Compensation Committee concluded that Mr. Watts’ 2016 target total direct compensation was aligned with only the 25th percentile of the peer group, between the 25th and 50th percentile of the general industry, and that the amount of his 2016 target cash incentive amount was below the 50th percentile for the peer group and the general industry.

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Compensation Discussion and Analysis

For 2017, the aggregate target cash incentive amounts were: for Mr. Powell Brown, $1,400,000; for Mr. Watts, $525,000; for Mr. Penny, $800,000; for Mr. Strianese, $850,000 and for Mr. Walker, $900,000. Payouts can range from 0% to 200% of the aggregate target cash incentive depending on financial performance of the Company or division, as applicable, and Named Executive Officer performance against personal objectives.

For 2017, the Compensation Committee selected the following components and weightings for the annual cash incentives for the Named Executive Officers:

	Financial Performance Measures				Personal Objectives
Executive Officer	Weighting	Measure	Weighting	Measure	Weighting	Measure
J. Powell Brown R. Andrew Watts J. Scott Penny	40%	Company Organic Revenue growth(1)	40%	Adjusted EBITDAC Margin(1) (applicable to all Named Executive Officers)	20%	Personal objectives established for each Named Executive Officer(3)
Anthony T. Strianese	40%	Wholesale Brokerage Division Organic Revenue growth(1)
Chris L. Walker	40%	National Programs Division Organic Revenue growth - adjusted(2)
(1)

See Annex A for additional information regarding Organic Revenue, Organic Revenue growth and Adjusted EBITDAC Margin, which are non-GAAP financial measures, including a reconciliation to the most closely comparable GAAP financial measure.

(2)

National Programs Division Organic Revenue growth was adjusted to (i) exclude the impact of certain offices within the National Programs Division for which Mr. Walker did not have responsibility in 2017, (ii) to include the impact of certain offices within the Services Division for which Mr. Walker did have responsibility in 2017, and (iii) to exclude the impact of claims revenue in 2016 related to catastrophic weather events, which the Compensation Committee determined was necessary to provide a realistic comparison for Organic Revenue growth in 2017. See Annex A for additional information regarding National Programs Division Organic Revenue growth - adjusted, which is a non-GAAP financial measure, including a reconciliation to the most closely comparable GAAP financial measure.

(3)	The personal objectives for each of our Named Executive Officers were approved by the Compensation Committee in February 2017.

The target amounts for each financial performance measure were discussed over several months and then reviewed and approved by the Compensation Committee in February 2017. These target amounts were set slightly higher than our 2017 budget, which was approved by the Board in January 2017, in order to ensure that our performance targets are rigorous and challenging, yet realistic for our executive officers. Our budget reflects a multi-month process that includes thorough and thoughtful discussions among management, and between management and our Board. In determining our 2017 budget, which served as the basis for the targets for each 2017 financial performance measure, consideration was given to, among other things:

●	Our expectation that insurance premium rates would remain constant or otherwise decline in 2017, making it more difficult for our businesses to grow revenues;
●

Our expectation that “insurable exposure units,” which are units that insurance companies use to measure or express insurance exposed to risk (such as property values, sales and payroll levels) to determine what premium to charge the insured, would increase only slightly in 2017, facilitating only moderate revenue growth for some of our businesses;

●

Our planned investments during 2017 in technology, hiring new teammates, expanding our capabilities, and developing new product lines, along with the expected impact of such investments on our operating margins;

●	The anticipated impact of our Retail Division’s performance incentive plan introduced in 2017 on the revenue growth of our businesses and our operating margins; and
●	The anticipated negative impact on our 2017 revenues resulting from certain changes in our carrier partners for some of the programs within our National Programs Division.

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Compensation Discussion and Analysis

For each financial performance measure, we make no payout for performance below a certain threshold. As part of our pay-for-performance framework, the Compensation Committee adopted payout curves that are intended to incentivize performance generally within a “target payout corridor” and that provide for incrementally higher and lower payouts for performance outside of the target payout corridor. Payout percentages for each financial performance measure were calculated based on the following tables:

COMPANY ORGANIC REVENUE GROWTH PAYOUT PERCENTAGE	WHOLESALE BROKERAGE DIVISION ORGANIC REVENUE GROWTH PAYOUT PERCENTAGE

NATIONAL PROGRAMS DIVISION ORGANIC REVENUE GROWTH - ADJUSTED PAYOUT PERCENTAGE	ADJUSTED EBITDAC MARGIN PAYOUT PERCENTAGE

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Compensation Discussion and Analysis

Determination of 2017 Annual Cash Incentive Payouts. In January 2018, the Compensation Committee reviewed actual 2017 performance of each financial performance measure against the target performance for each such measure as set forth in the following table:

Financial Performance Measure	Target	Actual		Percentage of Target Performance	Payout Percentage
Adjusted EBITDAC Margin	31.80%	31.85	%(1)	—	101.2%
Company Organic Revenue growth	2.4%	4.4%		183.3%	193.3%
Wholesale Brokerage Division Organic Revenue growth	4.5%	6.6%		146.7%	169.4%
National Programs Division Organic Revenue growth - adjusted	1.0%	8.5%		850.0%	200.0%
(1)

In calculating the Company’s Adjusted EBITDAC Margin, the Committee did not exclude the impact of any gains or losses on sales of books of business because the Committee determined that such an adjustment would have had a de minimis impact on the calculation of the 2017 cash incentive amounts. In calculating the Company’s Adjusted EBITDAC Margin, the Committee did, however, exclude fifty percent (50%) of the impact of the $20.0 million legal settlement with AssuredPartners, Inc. in the first quarter of 2017, net of associated legal costs (the “AssuredPartners Settlement”). In making this determination, the Committee balanced the one-time nature of the AssuredPartners Settlement against the following factors:

●

That the executive officer cash incentive amounts for 2016 and 2017 were negatively impacted by (i) the loss of business to AssuredPartners, Inc. in 2016, which had decreased the Company’s revenues and Adjusted EBITDAC Margin and had served as the basis for the underlying lawsuit brought by the Company against AssuredPartners, Inc., and (ii) additional compensation expense, which decreased the Company’s 2017 Adjusted EBITDAC Margin, related to the Company’s decision to pay bonuses to certain offices where revenues and operating profit had been negatively impacted by the loss of business to AssuredPartners, Inc., which the Company determined was beyond the control of those offices;

	●	That the Company’s management had skillfully and strategically negotiated the AssuredPartners Settlement in the Company’s favor; and
●

That the aggregate increase to the 2017 cash incentives for all executive officers as a result of excluding 50% of the impact of the AssuredPartners Settlement, as compared to excluding the full impact of the AssuredPartners Settlement, was $208,000, allowing the Company’s shareholders and its executive officers to share the benefit of the AssuredPartners Settlement.

With respect to the achievement of personal objectives by each of the Named Executive Officers, which accounts for 20% of the 2017 cash incentive amount, the Compensation Committee evaluated the level of achievement for each Named Executive Officer’s personal objectives in January 2018. The evaluation for Mr. Powell Brown, our Chief Executive Officer, was made by the Compensation Committee. For the other Named Executive Officers, the Compensation Committee, after discussion, consideration and review, accepted without modification the recommendations as proposed by the Chief Executive Officer. The Compensation Committee evaluated the achievement of each Named Executive Officer’s personal objectives in their totality instead of assigning a weight to each particular personal objective.

Name	Personal Objectives	Personal Objective Portion of 2017 Cash Incentive (0-200% of Target)
J. Powell Brown
●contribution to improving teammate retention
●contribution to recruiting more leaders and insurance producers for the Company’s employee benefits insurance businesses
●further improvement of relationships with the Company’s top carrier partners in the Retail Division
●contribution to improving customer retention
●Improved delegation of responsibilities and duties to other leaders within the Company
●contribution to increasing the number of advancing insurance producers within the Retail Division by at least 5%
●contribution to sourcing culturally compatible acquisition candidates, particularly for fold-in acquisitions, that would be expected to yield appropriate financial returns
●contribution to exceeding the Company’s annual plan related to revenues, earnings per share, organic revenue growth and EBITDAC margin
●contribution to organic revenue growth in the middle-market segment of the Company’s Retail Division
125%

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Compensation Discussion and Analysis

Name	Personal Objectives	Personal Objective Portion of 2017 Cash Incentive (0-200% of Target)
R. Andrew Watts
●management of the Company’s information technology budget with the goal to reduce ongoing expenditures by at least $5 million, excluding the Company’s planned investment in 2017 in technology
●further development of the Company’s finance and technology talent
●engagement on at least a quarterly basis with members of the Senior Leadership Team regarding financial performance and linkage to their compensation
●delivery of the Company’s technology strategy, analytics, and efficiencies
●contribution to monitoring and helping drive delivery of the Company’s performance of its annual plan related to revenues and earnings per share
		200%
J. Scott Penny	●continued development of the current acquisition resource team ●contribution to sourcing culturally compatible stand-alone and fold-in acquisition candidates that would be expected to yield appropriate financial returns ●further development and implementation of the Company’s process for integrating new acquisitions ●enhancement of offerings and market penetration of the Company’s Wright Flood operations ●further improvement of relationships with the Company’s top carrier partners ●contribution to the Company’s performance of its annual plan related to revenues and earnings per share	100%
Anthony T. Strianese
●further development of leadership and other talent within the Wholesale Brokerage Division
●contribution to development of specialty products and offerings within the Wholesale Brokerage Division
●contribution to increasing the number of advancing insurance brokers within the Wholesale Brokerage Division by at least 5%
●management of the Wholesale Brokerage Division’s portfolio of businesses based upon growth and profitability
●contribution to sourcing culturally compatible acquisition candidates that would be expected to yield appropriate financial returns
●contribution to exceeding the Wholesale Brokerage Division’s performance of its annual plan related to revenues and pre-tax income
		163%
Chris L. Walker
●further development of leadership and other talent within the National Programs Division
●contribution to the transition of Arrowhead General Insurance Agency as the program administrator for QBE North America’s small commercial insurance portfolio
●contribution to management and transition of carrier partner replacements for certain of insurance programs within our National Programs Division
●management of the National Programs Division’s portfolio of businesses based upon growth and profitability
●contribution to sourcing culturally compatible acquisition candidates that would be expected to yield appropriate financial returns
●contribution to exceeding the National Program’s Division’s performance of its annual plan related to revenues and pre-tax income
		100%

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Compensation Discussion and Analysis

As illustrated in the table below, the final 2017 cash incentive amounts were calculated by combining the payout amounts for each of the components discussed above and then rounding the resulting number up to the nearest thousand dollars:

Executive Officer	2017 Aggregate Target Cash Incentive Amount	Organic Revenue Growth Payout Amount	Adjusted EBITDAC Margin Payout Amount	Personal Objective Payout Amount	Total 2017 Cash Incentive Payout Amount(1)	Payout vs. Target Cash Incentive Amount
J. Powell Brown	$1,400,000	$1,082,874	$566,677	$350,000	$2,000,000	142.9%
R. Andrew Watts	$525,000	$405,991	$212,504	$210,000	$829,000	157.9%
J. Scott Penny	$800,000	$618,834	$323,815	$160,000	$1,103,000	137.9%
Anthony T. Strianese	$850,000	$578,156	$344,054	$277,789	$1,200,000	141.2%
Chris L. Walker	$900,000	$720,219	$364,292	$180,000	$1,265,000	140.6%
(1)	The 2017 cash incentive payouts are also shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

While not exercised in 2017, the Compensation Committee expressly reserves the right, in its sole discretion, to reduce the annual cash incentive for any Named Executive Officer, or to pay no annual cash incentive at all, if the Company's performance is unexpectedly poor or if the intended recipient commits acts of malfeasance.

2017 Discretionary Bonuses

Each of the Named Executive Officers is eligible to receive an additional discretionary bonus upon such terms and conditions as might be determined by the Chief Executive Officer, subject to the approval of the Compensation Committee, or, in the case of the Chief Executive Officer, as might be determined by the Compensation Committee. None of our Named Executive Officers received a discretionary bonus for 2017.

2017 SIP Grants

We endeavor to make our long-term equity incentive arrangements competitive and aligned with shareholder interests, as reflected in the following structure:

Terms	Rationale
75% of shares granted to each executive officer as a Performance Stock Award (“PSA”) that vest based on performance (over a three-year period) and time (over a five-year period from the date of grant); 25% of shares granted to each executive officer as a Restricted Stock Award (“RSA”) that vest on time only (over a five-year period from the date of grant)	Tying a majority of our equity awards to pre-established corporate financial objectives which drive long-term shareholder returns should more closely align the long-term interests of our executive officers and our shareholders
Vesting of PSA shares tied to increases in the Company’s Average Organic Sales Growth (as defined in the applicable award agreement) and compound annual growth rate of the Company’s cumulative earnings per share, excluding any impact for changes in acquisition earn-out liabilities, in each case measured over a three-year period beginning January 1, 2017	Average Organic Sales Growth and cumulative earnings per share are easily understandable, directly influenced by our executive officers and are intended to drive our long-term shareholder value
PSAs granted to our executive officers contemplate a minimum payout of 0% and a maximum payout of 200% based upon the level of performance of each performance condition during the three-year measurement period	Payouts for above-target performance motivate our executive officers to overperform; recognition of performance that may be less than target

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Compensation Discussion and Analysis

Terms	Rationale
PSAs are subject to both performance-based and time-based vesting conditions. In addition to the performance conditions described above, PSAs granted in February 2017 are subject to an additional time-based, cliff vesting condition requiring five years of continuous employment from the date of grant	A combination of performance- and time-based vesting conditions is intended to achieve a strong alignment between pay and performance, and incentivize the long-term retention of our executive officers and key employees
RSAs are subject to a cliff vesting condition requiring five years of continuous employment from the date of grant; RSA recipients acquired voting and dividend rights at the time of grant, but cannot dispose of the shares	Equity awards with time-based vesting conditions continue to operate as a complement to our traditional equity awards characterized by both performance-based and time-based vesting conditions to further incentivize and reward key personnel; continued inclusion of a longer-term equity award (e.g., five years) helps attract, motivate and retain individuals whose performance drives our results

Based upon the recommendation of our Chief Executive Officer and, with respect to our Chief Executive Officer, based upon the Compensation Committee’s annual evaluation of our Chief Executive Officer’s performance, the following long-term equity incentive awards for our Named Executive Officers were approved by our Compensation Committee in February 2017:

Executive Officer	2017 Performance Stock Award (75%)	2017 Restricted Stock Award (25%)	Total 2017 Long-Term Equity Incentive Awards (100%)	Total 2016 Long-Term Equity Incentive Awards	Change
J. Powell Brown	$1,125,000	$375,000	$1,500,000	$1,250,000	$250,000	(1)
R. Andrew Watts	$375,000	$125,000	$500,000	$500,000	—
J. Scott Penny	$240,000	$80,000	$320,000	$320,000	—
Anthony T. Strianese	$375,000	$125,000	$500,000	$500,000	—
Chris L. Walker	$375,000	$125,000	$500,000	$500,000	—
(1)

The decision to increase Mr. Powell Brown’s 2017 long-term equity incentive award from $1,250,000 to $1,500,000 was based upon the comparative market assessment conducted by FW Cook and the fact that Mr. Powell Brown’s 2016 target total direct compensation was aligned with only the 25th percentile of the peer group, between the 25th and 50th percentile of the general industry, and that the amount of his 2016 long-term equity incentive was below the 25th percentile for the peer group and the general industry.

2018 Compensation

As part of its ongoing evaluation of our executive officers’ compensation and based, in part, on the recommendation of FW Cook, in early 2018, the Compensation Committee approved the framework for our executive officers’ compensation for 2018, as described below.

2018 Base Salaries

The Compensation Committee did not increase the base salaries for the Named Executive Officers in 2018.

2018 Annual Cash Incentives

In February 2018, the Compensation Committee determined not to change the components of our annual executive officer cash incentives or the weighting of each component. The measurement metrics and the following aggregate target cash incentive amounts for our Named Executive Officers were reviewed and approved by the Compensation Committee in early 2018 as part of our annual planning process:

Executive Officer	2017 Target Cash Incentive Amount	2018 Target Cash Incentive Amount	Change
J. Powell Brown	$1,400,000	$1,400,000	—
R. Andrew Watts	$525,000	$625,000	$100,000	(1)
J. Scott Penny	$800,000	$800,000	—
Anthony T. Strianese	$850,000	$850,000	—
Chris L. Walker	$900,000	$900,000	—

Brown & Brown, Inc.      39

Compensation Discussion and Analysis

(1)

The decision to increase Mr. Watts’ 2018 target cash incentive amount from $525,000 to $625,000 was based upon the comparative market assessment conducted by FW Cook and the fact that Mr. Watts’ 2017 total direct compensation was only slightly higher than the 25th percentile of the peer group and that his 2017 target cash incentive was between the 25th and 50th percentile of the peer group.

2018 SIP Grants

Based upon the recommendation of our Chief Executive Officer and, with respect to our Chief Executive Officer, based upon the Compensation Committee’s annual evaluation of our Chief Executive Officer’s performance, as well as input from FW Cook, the following long-term equity incentive awards for our Named Executive Officers were approved by our Compensation Committee in February 2018:

Executive Officer	2018 Performance Stock Award (75%)	2018 Restricted Stock Award (25%)	Total 2018 Long-Term Equity Incentive Awards (100%)	Total 2017 Long-Term Equity Incentive Awards	Change
J. Powell Brown	$1,500,000	$500,000	$2,000,000	$1,500,000	$500,000	(1)
R. Andrew Watts	$450,000	$150,000	$600,000	$500,000	$100,000	(2)
J. Scott Penny	$240,000	$80,000	$320,000	$320,000	—
Anthony T. Strianese	$375,000	$125,000	$500,000	$500,000	—
Chris L. Walker	$375,000	$125,000	$500,000	$500,000	—
(1)

The decision to increase Mr. Powell Brown’s 2018 long-term equity incentive award from $1,500,000 to $2,000,000 was based upon the comparative market assessment conducted by FW Cook and the fact that Mr. Powell Brown’s 2017 total direct compensation was only slightly higher than the 25th percentile of the peer group and that his 2017 long-term equity incentive award was approximately 30% below the peer group median.

(2)

The decision to increase Mr. Watts’ 2018 long-term equity incentive award from $500,000 to $600,000 was based upon the comparative market assessment conducted by FW Cook and the fact that Mr. Watts’ 2017 total direct compensation was only slightly higher than the 25th percentile of the peer group and that his 2017 long-term equity incentive award was below the 25th percentile of the peer group.

Other Compensation

We also provide the following compensation and benefits to attract and retain key employees.

Benefits Generally

Along with all other full-time employees, each of the Named Executive Officers is eligible: (a) to receive matching contributions to the Company’s 401(k) Plan; (b) to participate in the Company's 1990 Employee Stock Purchase Plan; (c) to participate in group medical, dental and other benefit plans; and (d) to the extent permitted by applicable law, for reimbursement of amounts earned by the Company on personal lines insurance such as homeowners and flood insurance purchased by such Named Executive Officer. Our 401(k) Plan provides for matching contributions of up to four percent (4.0%) of the contributions made by each participant. The 401(k) Plan also permits discretionary profit-sharing contributions, but the Company made no such contributions to the accounts of Named Executive Officers for 2017.

Dividend Payments on Unvested Stock Awards

The Named Executive Officers receive dividends on unvested shares granted pursuant to the Company’s equity incentive compensation plans (i) that have exclusively time-based vesting requirements (e.g., time-based Restricted Stock Awards), or (ii) for which the applicable performance conditions have been satisfied in accordance with the applicable award agreements (e.g., performance-based Performance Stock Awards).

Deferred Compensation Plan

The Named Executive Officers are eligible to participate in the Company’s non-qualified deferred compensation plan, which provides the opportunity to defer receipt of up to 75% of salary and up to 100% of cash incentive and bonus compensation. Participant deferrals are credited to the participant’s deferral contribution account. The participant's account is credited with earnings based on the performance of the participant’s investment allocation among a menu of investment options designated by the Company. The Company is permitted, but not required, to make matching contributions and other discretionary contributions under this plan. The Company made no matching or other discretionary contributions to the accounts of Named Executive Officers for 2017.

40     2018 Proxy Statement

Compensation Discussion and Analysis

A participant’s account under the Company’s non-qualified deferred compensation plan generally is distributed in a lump sum or installments upon the participant’s retirement, other termination of employment or death. However, in some circumstances (including hardship) all or a portion of the participant’s deferral account may be distributed on one or more specified dates prior to termination of employment. Participants elect at the time of deferral to have the distributions made in a lump sum or annual installments.

Personal Benefits

Certain golf or social club membership dues paid by the Named Executive Officers who have responsibility for the entertainment of clients, prospective clients and principals of acquisition prospects are reimbursed by the Company or paid on behalf of the Named Executive Officer. Additionally, the Company reimburses the costs of annual physical examinations that are not otherwise covered by insurance and for certain financial and tax planning services for each of the Named Executive Officers.

Policy on Tax Deductibility

The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time that income is recognized under various plans, agreements, and programs. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee also can affect the deductibility of compensation. The Compensation Committee considers the anticipated tax treatment of the Company’s compensation programs and payments, including the potential impact of Section 162(m) of the United States Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding one million dollars in any taxable year for certain executive officers. Before the effective date of the legislation that was originally introduced as the Tax Cut and Jobs Act of 2017 (the "Tax Reform Act"), which was signed into law in December 2017, amounts in excess of one million dollars were deductible if they qualified as performance-based compensation under a plan that was approved by the shareholders and that met certain other technical requirements. With respect to awards made before the Tax Reform Act, our general policy was to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company. However, because our interests and our shareholders’ interests may sometimes be best served by providing compensation that is not deductible in order to attract and retain high-quality people that are crucial to both the short-term and long-term success of the Company, the Compensation Committee has retained the flexibility to provide for compensation that is not deductible.

As a result of Tax Reform Act, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. Therefore, compensation paid to our covered executive officers in excess of one million dollars will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Also, the Tax Reform Act will expand the number of individuals covered by the Section 162(m) deduction limit. We will continue to monitor the pre-2018 equity-based awards and endeavor to preserve the deductibility of such awards if and when they are paid. Despite the Compensation Committee’s efforts to structure these awards in a manner intended to be exempt from the Section 162(m) deduction limit, because of uncertainties as to the application and interpretation of Section 162(m) after the Tax Reform Act, including the uncertain scope of the transition relief provided by the legislation, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will do so. In addition, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Payments Upon Termination or Change in Control

With the exception of Mr. Walker and Mr. Watts, all of the Named Executive Officers have employment agreements with the Company that include change-in-control provisions. The terms of our employment agreements with our Named Executive Officers are described below in the section titled “Employment and Deferred Compensation Agreements.”

The SIP provides for double-trigger vesting under which all participants, including all of the Named Executive Officers, would become vested in the following amounts if the participant’s service with us is involuntarily or constructively terminated (other than for specified causes, as set forth in the SIP) within 12 months after a “Transfer of Control” as defined in the SIP:

●	For all grants, except those performance-based restricted stock grants in or after March 2016, 100% of all unvested restricted stock grants or stock appreciation rights granted pursuant to such SIP grants agreements, and

Brown & Brown, Inc.      41

Compensation Discussion and Analysis

●	For those performance-based restricted stock grants in or after March 2016, the greater of: (a) 100% of such unvested restricted stock grants or (b) the percentage of unvested restricted stock grants determined in accordance with the applicable performance schedule based upon the actual level of achievement (up to the applicable maximum level of achievement) from the first day of the performance period to the date on which the Transfer of Control occurs.

For information concerning the value of the vested shares that each of the Named Executive Officers would have under the SIP in the event that termination of employment after “Transfer of Control“ had occurred on the last business day of 2017, please see the table titled “Potential Payments Upon Termination or Change in Control – 2017” below.

The PSP (which was terminated in 2010) provides that all outstanding grants of PSP stock shall become fully vested and non-forfeitable in the event of: (i) the Company’s entry into any agreement to sell all or substantially all of its assets or to enter into any merger, consolidation, reorganization, division or other corporate transaction in which Company stock is converted into another security or into the right to receive securities or property, where such agreement does not provide for the assumption or substitution of PSP stock; (ii) any tender or exchange offer for the Company’s stock accepted by a majority of the shareholders of the Company; or (iii) the death of J. Hyatt Brown and the subsequent sale by his estate, his wife, his lineal descendants, any trust created for his benefit during his lifetime, or any combination of the foregoing, of the Company stock owned by J. Hyatt Brown prior to his death. The PSP further provides that if any shares of PSP stock become fully vested and non-forfeitable because of the occurrence of these events, the Company shall pay to the holders of such shares, within 60 days of the occurrence of such event, the full amount of any federal and state income tax liability incurred by such holder as a result of such vesting, including, without limitation, any excise tax with respect to such vesting (e.g., under Internal Revenue Code Section 4999 and any successor provision) as well as the amount of any tax liability with respect to such “gross-up” payment. This excise tax gross-up provision is a legacy provision that applies only to awards that were granted under the PSP prior to its suspension in 2010, and no new agreements that contain excise tax gross-up provisions have been entered into, and no previous agreements containing such legacy provisions have been materially amended. Additionally, the PSP provides that in the event of any “Change in Control” (as defined in the PSP, and excluding the triggering events described above), the Board thereafter shall have the right to take such action with respect to any shares of PSP stock that are forfeitable, or all such shares of PSP stock, as the Board in its discretion deems appropriate under the circumstances to protect the interests of the Company in maintaining the integrity of the awards under the PSP. The PSP further states that the Board shall have the right to take different action with respect to different “Key Employees” (as defined in the PSP) or different groups of “Key Employees,” as the Board in its discretion deems appropriate under the circumstances. For information concerning the value of the vested PSP stock that each of the Named Executive Officers would have in the event that one of the triggering events described above occurred on the last business day of 2017, please see the table titled “Potential Payments Upon Termination or Change in Control – 2017” below.

Employment and Deferred Compensation Arrangements

Messrs. Powell Brown, Penny and Strianese

The Named Executive Officers other than Mr. Watts and Mr. Walker, entered into new employment agreements with the Company in 2014, replacing previous employment agreements that had different terms. Compensation under these agreements is not specified, but rather is to be agreed upon between us and the executive from time to time. See the section titled, “Compensation Discussion and Analysis” for information concerning the considerations affecting the compensation of the Named Executive Officers. The agreements include a provision that states that in the event of a “Change in Control,” defined as a circumstance in which the holders of more than 50% of the voting stock of the Company before the transaction closes hold less than 50% of the voting stock of the Company after the transaction closes, if the resulting entity employs executives with duties similar in character, classification or responsibilities to Executive’s, the Agreement shall be deemed modified to provide Executive with “equivalent terms and benefits to those of similar executives.” The new employment agreements include, among other provisions, restrictive covenants prohibiting the solicitation or diversion of business or employees for a period of two years following voluntary or involuntary separation from employment, and also prohibit disclosure of confidential information. These agreements may be terminated by either party at any time, with or without cause or advance notice.

Mr. Walker

Mr. Walker entered into an employment agreement with the Company effective January 9, 2012, in connection with our acquisition of Arrowhead General Insurance Agency, Inc. The agreement may be terminated by either party at any time, with or without cause or advance notice. Compensation under the agreement is at an amount agreed upon between us and Mr. Walker from time to time, and for a period of two years following the termination of employment, the agreement prohibits Mr. Walker from directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave their employment with us.

42     2018 Proxy Statement

Compensation Discussion and Analysis

Mr. Watts

In connection with his hiring in 2014, Mr. Watts and the Company entered into an employment agreement with an initial term that ended on February 17, 2017 (the “Term”), pursuant to which, among other things, Mr. Watts: (1) received a stock grant with a grant date fair value of $250,002 that will fully vest five years after the date of grant, subject to certain conditions; (2) received a stock grant with a grant date fair value of $474,991 that fully vested on February 17, 2017 (i.e., three years after the date of grant); and (3) received a stock grant with grant date fair value of $800,020 that may be earned in five years based upon the Company’s achievement of specified performance targets and, if earned, will vest in years six, seven and eight. Following the conclusion of the Term on February 17, 2017, the terms of the employment agreement continued in effect, except that the agreement may now be terminated by either party at any time, with or without cause or advance notice. Compensation under the agreement is at an amount agreed upon between us and Mr. Watts from time to time, and for a period of two years following the termination of employment, the agreement prohibits Mr. Watts from directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave their employment with us.

The above descriptions of our employment agreements with our Named Executive Officers are summaries and are qualified by reference to the copies of such agreements that have been filed as exhibits to our SEC filings as follows:

●	With respect to Messrs. Powell Brown, Penny and Strianese, Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 2014;
●	With respect to Mr. Watts, Exhibit 10.2 to Form 10-Q for the quarter ended March 31, 2014; and
●	With respect to Mr. Walker, Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2013.

Hedging and Pledging Policies; Stock Ownership Requirements; Clawback Policy

The Board has adopted policies prohibiting the hedging (as defined below) of our stock by directors, executive officers, and other members of our Senior Leadership Team and prohibiting the pledging of our stock by directors, as well prohibiting the pledging of our stock held pursuant to our stock ownership requirements by our executive officers and other members of our Senior Leadership Team. For the purposes of this policy, “hedging” includes engaging in short sales of Company stock and engaging in hedging transaction in publicly traded options that are based on the trading price of Company stock, such as puts, calls and other derivative securities. Our stock ownership requirements provide that members of the Company’s Senior Leadership Team must accumulate Company stock valued at the following multiples of their base salaries within three years of hire or promotion, and retain such stock until retirement, separation from employment, or removal from one of the categories set forth below:

STOCK OWNERSHIP GUIDELINES - NEO COMPLIANCE
As of December 31, 2017

(1)	Ownership levels include (i) shares owned directly or indirectly, excluding shares owned by immediate family members as to which beneficial ownership is disclaimed; (ii) unvested PSP shares that have met the applicable performance conditions under the applicable award agreements and (iii) unvested SIP shares that (a) are subject to a time-based-only vesting condition or (b) have met the applicable performance conditions under the applicable award agreements.
(2)	The ownership requirements are as follows: Chief Executive Officer - six times base salary; Senior Leadership Team members who are “officers” pursuant to Section 16 of Securities Exchange Act 1934 - three times base salary; and Senior Leadership Team members who are not “officers” pursuant to Section 16 of the Securities Exchange Act of 1934 - one times base salary.

Brown & Brown, Inc.      43

Compensation Discussion and Analysis

In addition, each non-employee director is encouraged to accumulate at least $100,000 worth of Company stock within five years of joining the Board, and to retain such stock until after such service as a member of the Board has ceased.

The Board has adopted a policy that provides for the clawback of certain performance-based compensation in the event of a restatement of the Company’s financial results, other than a restatement caused by a change in applicable accounting rules or interpretations. Under the policy, if any performance-based equity or non-equity compensation paid to a current or former officer of the Company in the three years prior to the date of restatement would have been a lower amount had it been calculated based on the restated results, the Board’s Compensation Committee will evaluate recovery of such performance-based equity or non-equity compensation. If a recovery is determined to be appropriate, then the Compensation Committee will seek to recover, for the benefit of the Company and to the extent permitted by applicable law, the after-tax portion of the difference between the previously awarded compensation and the recalculated compensation.

In determining whether to seek recovery under the Company’s clawback policy, the Compensation Committee will take into account such considerations as it deems appropriate, including, without limitation, whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation, and the likelihood of success under applicable law.

44     2018 Proxy Statement

Executive Compensation Tables

The following table sets forth the compensation received by our Named Executive Officers for services rendered to us in such capacity for the years ended December 31, 2017, 2016 and 2015.

Summary Compensation Table 2015-2017

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
J. Powell Brown Chief Executive Officer and President	2017	1,000,000	—	1,452,488	2,000,000	177,146	4,629,634
	2016	1,000,000	—	1,249,963	1,524,000	143,668	3,917,631
	2015	1,029,422	—	399,993	958,000	118,143	2,505,558
R. Andrew Watts Chief Financial Officer Executive Vice President and Treasurer	2017	500,000	—	484,120	829,000	44,673	1,857,793
	2016	500,000	—	499,985	516,000	148,784	1,664,769
	2015	500,000	—	349,986	239,000	32,111	1,121,097
J. Scott Penny Executive Vice President and Chief Acquisitions Officer	2017	500,000	—	309,793	1,103,000	86,716	1,999,509
	2016	463,500	—	319,975	871,000	79,862	1,734,337
	2015	463,500	—	199,996	625,000	66,873	1,355,369
Anthony T. Strianese Executive Vice President and President – Wholesale Brokerage Division	2017	596,154	—	484,120	1,200,000	67,218	2,347,492
	2016	500,000	—	499,985	977,000	74,692	2,051,677
	2015	500,000	—	324,998	900,000	57,925	1,782,923
Chris L. Walker Executive Vice President and President – National Programs Division	2017	500,000	—	484,120	1,265,000	37,870	2,286,990
	2016	500,000	—	499,985	1,022,000	22,649	2,044,634
	2015	497,292	—	199,996	625,000	17,019	1,339,307
(1)

Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of awards computed in accordance with Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”) with respect to stock granted under the SIP to our Named Executive Officers rather than the dollar amount recognized during the fiscal year for financial statement purposes. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. See the “Compensation Discussion and Analysis” and the “Outstanding Equity Awards at Fiscal Year-End - 2017” tables for information with respect to stock granted under the SIP and PSP prior to 2017. For awards that are performance based, the indicated grant date fair value amounts assume that the target level of performance will be achieved.

The amounts reported in this column includes the aggregate grant date fair value of all awards. For 2016 and 2017, 75% of the shares granted to each Named Executive Officer were PSAs, and 25% of the shares granted to each Named Executive Officer were RSAs. Assuming the highest level of performance conditions will be achieved for the PSAs in this column (200% for 2016 and 2017), the grant date fair value for each Named Executive Officer, including both PSAs and RSAs, would be as follows:

Name	Fiscal Year	Maximum Value ($)	Fiscal Year	Maximum Value ($)
J. Powell Brown	2016	2,187,435	2017	2,530,002
R. Andrew Watts	2016	874,974	2017	843,278
J. Scott Penny	2016	559,965	2017	539,629
Anthony T. Strianese	2016	874,974	2017	843,278
Chris L. Walker	2016	874,974	2017	843,278

(2)	These dollar amounts include the items identified in the table titled “All Other Compensation Table – 2017” below.

Brown & Brown, Inc.      45

Executive Compensation Tables

All Other Compensation Table - 2017

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums ($)(2)	Company Contributions to Retirement and 401(k) Plans ($)	Cash Dividends ($)(3)	Other ($)		Total ($)
J. Powell Brown	2017	13,564	—	10,800	152,782	—		177,146
	2016	3,633	—	10,600	129,435	—		143,668
	2015	15,885	—	10,600	91,658	—		118,143
R. Andrew Watts	2017	17,706	—	10,800	16,167	—		44,673
	2016	9,752	—	10,600	19,207	109,225	(4)	148,784
	2015	5,421	—	10,600	16,090	—		32,111
J. Scott Penny	2017	13,292	2,080	10,800	60,544	—		86,716
	2016	7,988	2,955	10,600	58,319	—		79,862
	2015	7,192	2,907	10,600	46,174	—		66,873
Anthony T. Strianese	2017	5,152	—	1,923	60,143	—		67,218
	2016	9,753	964	10,600	53,375	—		74,692
	2015	3,781	—	10,600	43,544	—		57,925
Chris L. Walker	2017	15,746	—	—	22,124	—		37,870
	2016	4,151	—	—	18,498	—		22,649
	2015	1,567	—	—	15,452	—		17,019
(1)

These amounts include reimbursement of the cost of annual physical examinations to the extent not otherwise covered by insurance, the reimbursement of the cost of certain financial and tax planning services and reimbursement of certain club membership dues and car service expenses. For additional information, please see “Compensation Discussion and Analysis - Other Compensation.”

(2)	These amounts include amounts earned by the Company and reimbursed to these employees for personal lines insurance purchased by these employees through the Company or its subsidiaries.
(3)	These amounts represent cash dividends paid on granted PSP and SIP shares for which conditions of vesting other than time-based conditions have been satisfied.
(4)

This amount includes relocation expenses that included closing costs of $72,823 related to the sale of Mr. Watts’ home in New Jersey and $36,402 for the reimbursement of income taxes related to his relocation (including income taxes in the amount of $8,667 related to amounts reimbursed to him in 2014) and related tax gross-up amounts.

46     2018 Proxy Statement

Executive Compensation Tables

Grants of Plan-Based Awards in Fiscal 2017

The following table provides information about the range of possible annual incentive cash payouts in respect of 2017 performance, the range of shares that may be earned pursuant to the stock grants made to our Named Executive Officers under our SIP in 2017 and the grant date fair value of these stock grants computed under Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”).

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
J. Powell Brown	2/24/17	0	1,400,000	2,800,000
	2/24/17				0	26,071	52,142	1,077,514
	2/24/17				—	8,690	8,690	374,974
R. Andrew Watts	2/24/17	0	525,000	1,050,000
	2/24/17				0	8,690	17,380	359,158
	2/24/17				—	2,896	2,896	124,962
J. Scott Penny	2/24/17	0	800,000	1,600,000
	2/24/17				0	5,561	11,122	229,836
	2/24/17				—	7,414	7,414	79,957
Anthony T. Strianese	2/24/17	0	850,000	1,700,000
	2/24/17				0	8,690	17,380	359,158
	2/24/17				—	2,896	2,896	124,962
Chris L. Walker	2/24/17	0	900,000	1,800,000
	2/24/17				0	8,690	17,380	359,158
	2/24/17				—	2,896	2,896	124,962
(1)	For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)

The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned pursuant to the stock awards granted under our SIP in 2017. For additional information related to these grants, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)	For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(4)	For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(5)

The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the shares granted to our Named Executive Officers under our SIP in 2017. The grant date fair value of the awards is determined under Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”) and represents the amount we would expense in our financial statements over the vesting schedule for the grants. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the grantees.

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Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End - 2017

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J. Powell Brown	—	—	—	—	—	277,396	14,274,798	122,290	6,293,043
R. Andrew Watts	—	—	—	—	—	25,931	1,334,409	45,262	2,329,183
J. Scott Penny	—	—	—	—	—	109,539	5,636,877	49,548	2,549,740
Anthony T. Strianese	—	—	—	—	—	109,071	5,612,794	56,483	2,906,615
Chris L. Walker	—	—	—	—	—	40,567	2,087,578	56,483	2,906,615
(1)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $51.46, the closing market price of our common stock on December 31, 2017.
(2)	The market value shown was determined by multiplying the number of unearned stock shares (at target) by $51.46, the closing market price of our common stock on December 31, 2017.

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Executive Compensation Tables

Option Exercises and Stock Vested - 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Powell Brown	105,000	2,925,300	6,614	296,704
R. Andrew Watts	—	—	16,047	702,217
J. Scott Penny	20,000	525,600	12,889	578,200
Anthony T. Strianese	50,000	1,269,500	5,569	249,825
Chris L. Walker	—	—	—	—
(1)

The value realized upon the exercise of options is the difference between the exercise or base price and the market price of our common stock upon exercise. The value realized was determined without considering any taxes that were owed upon exercise.

(2)

The value realized upon the vesting of stock awards is the number of shares multiplied by the market value of the underlying shares on the vesting date. The value realized was determined without considering any taxes that were owed upon vesting.

Nonqualified Deferred Compensation
at Fiscal Year-End - 2017

Name	Executive Contributions in 2017(1) $	Registrant Contributions in 2017 $	Aggregate Earnings in 2017 $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at 12/31/2017 $
J. Powell Brown	381,000	—	305,041.09	—	1,773,791.28
R. Andrew Watts	—	—	—	—	—
J. Scott Penny	—	—	29,301.07	—	168,792.28
Anthony T. Strianese	59,615.33	—	47,686.77	—	348,405.25
Chris L. Walker	—	—	—	—	—
(1)	In each instance, the indicated executive contribution is included in the amounts reported for that Named Executive Officer in the Summary Compensation Table for 2017.

Brown & Brown, Inc.      49

Executive Compensation Tables

Potential Payments Upon Termination or Change
in Control - 2017

Name	Benefit(1)	Before Change in Control Termination w/o Cause Resignation for Good Reason ($)	After Change in Control Termination w/o Cause or Resignation for Good Reason ($)(2)	Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($)
J. Powell Brown	PSP	—	—	—	2,531,420	2,531,420	3,876,132	(3)
	SIP		11,602,841	—	12,099,674	12,099,674	7,700,063	(4)
R. Andrew Watts	PSP	—	—	—	—	—	—
	SIP	—	4,125,342	—	1,461,294	1,461,294	—
J. Scott Penny	PSP	—	—	—	1,596,701	1,596,701	2,444,882	(3)
	SIP	—	6,885,348	—	3,312,138	3,312,138	—
Anthony T. Strianese	PSP	—	—	—	1,250,272	1,250,272	1,914,427	(3)
	SIP	—	7,730,887	—	3,712,113	3,712,113	—
Chris L. Walker	PSP	—	—	—	—	—	—
	SIP	—	5,455,944	—	2,030,547	2,030,547	—
(1)

All figures shown for the value of stock granted under the PSP and SIP that would vest upon death, disability or following a change in control are calculated based on the assumption that the triggering event(s) for such vesting took place on December 31, 2017, the last business day of the Company’s last completed fiscal year, and that the price per share of our common stock is $51.46, the closing market price as of that date. Other than the amounts shown in the column captioned “Change in Control” payable under the PSP, the figures shown in this table do not reflect the impact of the excise tax under Sections 280G and 4999 of the Internal Revenue Code, which may effectively reduce the amounts of change-in-control payments that a Named Executive Officer may receive, and do not reflect the assignment of any value to non-competition and other restrictive covenants or determinations of reasonable compensation that may reduce the amounts of change-in-control payments subject to the excise tax. For more detailed information concerning the change-in-control provisions of the PSP and the SIP, please see the section titled “Compensation Discussion and Analysis - Payments Upon Termination or Change in Control,” above. All figures shown in this table would be paid in lump-sum payments in accordance with the applicable grant agreements.

(2)

The figures shown in this column were determined as follows: (a) for all grants, except those performance-based restricted stock grants in or after March 2016, the amount contemplates 100% of all unvested restricted stock grants granted pursuant to such SIP grants agreements, and (b) for those performance-based restricted stock grants in or after March 2016, the amount contemplates the greater of: (i) 100% of such unvested restricted stock grants or (ii) the estimated percentage of unvested restricted stock grants determined in accordance with the applicable performance schedule based upon the actual level of achievement (up to the applicable maximum level of achievement and assuming the applicable performance level is adjusted downward, pursuant to the Compensation Committee’s exercise of its discretion, to exclude the impact of the legislation that was originally introduced as the Tax Cut and Jobs Act of 2017) from the first day of the performance period to December 31, 2017, the date on which the Transfer of Control occurs.

(3)

These figures represent amounts that would be paid pursuant to the terms of the PSP in the event of a change in control as defined in the PSP and include the following excise tax gross-up amount to be paid by the Company on PSP shares on behalf of the participant in the event of change in control: Mr. Powell Brown – $1,344,712; Mr. Penny - $848,181 and Mr. Strianese - $664,155. The excise tax gross-up amount has been calculated assuming the excise tax rate of 20% multiplied by the excess of the value of the change-in-control payments over the executive’s average W-2 earnings for the last five calendar years, and assuming a blended effective tax rate of approximately 40% for each executive. However, the excise tax gross-up is only applicable if the sum of all payments equals or exceeds three times the executive’s average W-2 earnings for the past five calendar years. Further, the excise tax gross-up assumes no value is assigned to non-competition and other restrictive covenants or determination of reasonable compensation that may apply to the participant. Such excise tax gross-up amounts also assume a change in control date of December 31, 2017, at our closing market price of $51.46 as of that date. The excise tax gross-up provision is a legacy provision that applies only to awards that were granted under the PSP prior to its suspension in 2010, and does not apply to awards under the SIP. No new agreements that contain excise tax gross-up provisions have been entered into, and no previous agreements containing such legacy provisions have been materially amended.

(4)

This amount would be paid pursuant to that certain grant under our SIP made on April 29, 2010 for 187,040 shares. This grant replaced 187,040 shares granted under our PSP on July 21, 2009, which had inadvertently exceeded the maximum number of shares permitted to be awarded in a particular calendar year. In order to assure achievement of the full intent of the original PSP grant, the replacement grant under the SIP has identical performance-based and other vesting conditions, including those associated with a change in control, to the original PSP grant.

50      2018 Proxy Statement

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Powell Brown, our President and Chief Executive Officer:

Chief Executive Officer Pay Ratio

For 2017, our last completed fiscal year:

●	the median of the annual total compensation of all employees of our company, other than Mr. Powell Brown, was $63,058; and
●	the annual total compensation of Mr. Powell Brown, as reported in the Summary Compensation Table, was $4,629,634.
●	Based on this information, for 2017 the ratio of the annual total compensation of Mr. Powell Brown to the median of the annual total compensation of all employees, other than Mr. Powell Brown, was 73 to 1.

Methodology

To identify the median of the annual total compensation of all our employees, other than Mr. Powell Brown, as well as to determine the annual total compensation of our median employee and Mr. Powell Brown, we took the following steps:

1.

We determined that, as of December 31, 2017, our employee population consisted of approximately 8,614 full-time, part-time, seasonal, and temporary employees, with 8,565 of these individuals located in the United States, 37 of these individuals located in the United Kingdom, three of these individuals located in Canada, and nine of these individuals located in Bermuda.

2.

As permitted by SEC rules, we chose to exclude all of the non-U.S. employees described from the determination of the “median employee” because they account for less 5% of our total employees. Our employee population, after taking into consideration this adjustment, consisted of approximately 8,565 individuals.

3.

To identify the “median employee” from our employee population, we compared the amount of compensation of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. In making this determination, we annualized the compensation of approximately 1,781 permanent employees (full-time and part-time) who were hired in 2017, but did not work for us for the entire fiscal year. Since we do not widely distribute annual equity awards to our employees, the grant date fair values of such awards were excluded from our compensation measure. Fewer than 10% of our employees receive annual equity awards.

4.

We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of living adjustments in identifying the “median employee.”

5.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $63,058. The difference between such employee’s annual total compensation and such employee’s Form W-2 compensation represents $2,421 in matching contributions made by the Company to such employee’s 401(k) Plan account.

6.	With respect to the annual total compensation of Mr. Powell Brown, we used the amount reported in the “Total” column of the Summary Compensation Table.

Brown & Brown, Inc.      51

Proposal 4

An Amendment to the Company’s 2008 Sharesave Plan

On February 26, 2018, the Compensation Committee approved an amendment to extend the duration of the Brown & Brown, Inc. 2008 Sharesave Plan (the “U.K. Sharesave Plan”) and reflect recent minor legislative changes, subject to shareholder approval. Therefore, this amendment will not become effective if the shareholders do not approve it.

✓The Board recommends a vote FOR this proposal.

The Board believes that the approval of the U.K. Sharesave Plan, as amended, will allow continued compensation of the employees of the Company and its subsidiaries based in the United Kingdom in a manner consistent with the compensation of employees based in the U.S., in each case providing appropriate incentives and aligning their interests with those of the Company's shareholders generally.

Vote Required; Board Recommendation

In order to pass, this Proposal 4 must receive the affirmative vote of a majority of the votes cast on the Proposal. The Board of Directors believes that the approval of Proposal 4 is in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THIS PROPOSAL.

In General

At our Annual Meeting of Shareholders in 2008, our shareholders approved the U.K. Sharesave Plan. The U.K. Sharesave Plan is designed to meet the applicable tax and regulatory provisions in order to provide a tax-favored opportunity for eligible employees in the United Kingdom to purchase shares of Brown & Brown common stock, par value US$.10 per share (“Shares”) that is comparable to the opportunity offered to full-time employees in the United States under our Employee Stock Purchase Plan. The U.K. Sharesave Plan was approved by HM Revenue & Customs, the United Kingdom taxation authority, on June 5, 2008.

On February 26, 2018, the Compensation Committee adopted amendments to the U.K. Sharesave Plan, subject to shareholder approval. These amendments extend the duration of the U.K. Sharesave Plan and reflect recent minor legislative changes. Under the original terms of the U.K. Sharesave Plan, no options could be granted under the U.K. Sharesave Plan after the tenth anniversary of its approval by our shareholders in 2008. To ease the administrative burden and expense associated with the adoption of a new plan, the U.K. Sharesave Plan has been amended to extend the term of the U.K. Sharesave Plan for an additional ten years. The aggregate number of Shares that may be issued under the U.K. Sharesave Plan is one million (1,000,000) Shares. The 2018 amendments to the U.K. Sharesave Plan that are the subject of this Proposal 4 do not increase this authorized Share limit. The Board recommends that shareholders approve the U.K. Sharesave Plan, as amended.

Description of the U.K. Sharesave Plan, as Amended

The following summary describes briefly the principal features of the U.K. Sharesave Plan, as amended. This summary is qualified in its entirety by the complete text of the amended U.K. Sharesave Plan, as amended, which is attached to this proxy statement as Appendix A.

Overview. The purpose of the U.K. Sharesave Plan is to provide to eligible employees in the United Kingdom a tax-favored opportunity to purchase Shares that is comparable to the opportunity offered to full-time employees in the United States under our Employee Stock Purchase Plan.

Eligibility. The persons eligible to apply for options under the U.K. Sharesave Plan generally are employees of the Company or any designated subsidiary of the Company who have been continuously employed for thirty (30) days (or for such longer period not exceeding five (5) years as determined by the Compensation Committee) and who are resident and ordinarily resident in the United Kingdom. It is estimated that as of February 26, 2018, there are approximately thirty-seven (37) such eligible employees.

52     2018 Proxy Statement

Amendment to the Company’s 2008 Sharesave Plan

Administration. The U.K. Sharesave Plan is administered by the Compensation Committee. Under the terms of the U.K. Sharesave Plan, eligible employees may be invited to apply for options to purchase Shares, for cash, at a price not less than the higher of the par value of a Share and eighty-five percent (85%) of the Market Value (as defined below) of the Shares at the time of the invitation. For this purpose, the U.K. Sharesave Plan defines "Market Value" as the middle market quotation of a Share on the New York Stock Exchange on the last trading day before the date the invitation to apply for options is issued, or, if the Compensation Committee so decides, the average of the middle market quotations of a Share for the three (3) prior trading days before the invitation date. Options granted under the U.K. Sharesave Plan are not transferable.

Any eligible employee who applies for an option under the U.K. Sharesave Plan must enter into a “save as you earn” contract that satisfies the requirements of applicable United Kingdom tax law (the “Savings Contract”) with an authorized financial institution. In the Savings Contract, the participating employee agrees to make monthly savings by payroll deduction of a fixed amount, not less than GBP(£)5 or generally more than £500 per month, for a three-year savings period, which is the minimum permissible savings period in order for the favorable tax treatment described below to be realized under applicable United Kingdom tax law. In addition, the Savings Contract states whether, for purposes of determining the number of Shares to be under option, the repayment under the Savings Contract will include a three-year bonus, or no bonus. Upon expiration of the Savings Contract, the participating employee will be entitled to a tax-free bonus in addition to repayment of the savings contributions. This bonus is the equivalent of further monthly contributions (in lieu of interest). The number of additional contributions is fixed by reference to a formula and confirmed by the HM Treasury, the United Kingdom economic and finance ministry.

As a general rule, options are only exercisable within six (6) months from the end of the Savings Contract (twelve (12) months in the event of death). Options can only be exercised using the proceeds of the Savings Contract, including the tax-free bonus. Early exercise is permitted if the participating employee’s employment terminates due to disability, death, redundancy, or certain sales of the employing subsidiary. Termination of the participating employee’s employment for any other reason before the end of the Savings Contract results in lapse of the option. The maximum number of Shares that can be acquired on the exercise of an option is the number that can be acquired using the proceeds of the Savings Contract at the time of exercise. If participating employee does not wish to exercise, he or she may receive payment of the proceeds of the Savings Contract, including the tax-free bonus.

If the Company is acquired by another company by tender offer, the acquiring company may agree to allow option holders to exchange options granted under the U.K. Sharesave Plan for new options for shares in the acquiring company or one of its affiliates, so long as the new options and the new shares meet certain requirements under applicable United Kingdom tax law that are intended to ensure that they are equivalent to the old options. The U.K. Sharesave Plan permits the Company’s board of directors to make appropriate adjustments to the number of Shares subject to options and the exercise price of options, to reflect stock splits, reverse stock splits, and other similar events affecting the Shares.

Amendment. The U.K. Sharesave Plan may be amended by the Compensation Committee at any time. However, any “material revision,” as defined in the New York Stock Exchange listed company manual, or any increase in the number of Shares available under the plan, except pursuant to an adjustment described in the preceding paragraph, must be approved by the shareholders of the Company. No amendment that adversely affects a participant’s rights under options already granted may take effect without the consent of the affected participant.

Termination. No options may be granted under the U.K. Sharesave Plan after May 2, 2028. The Compensation Committee may terminate the U.K. Sharesave Plan at any time. If such a termination occurs, no further options will be granted after the termination date, but options granted before that date will continue to be valid.

Brown & Brown, Inc.     53

Amendment to the Company’s 2008 Sharesave Plan

Tax Information

The U.K. Sharesave Plan is designed to enable option holders to receive favorable tax treatment under the tax laws of the United Kingdom. The following paragraphs provide a brief summary of these tax benefits for the option holder and the employer company respectively. The three-year savings period described above is the minimum permissible period required in order for these tax benefits to be realized under applicable United Kingdom tax law.

For the option holder the principal tax consequences of the U.K. Sharesave Plan are that:

●	any bonus received under the Savings Contract is tax-free;
●	no United Kingdom income tax (or United Kingdom social insurance contributions) applies on the grant of an option;
●	no United Kingdom income tax (or United Kingdom social insurance contributions) arises upon the exercise of an option, provided that the exercise takes place more than three (3) years after grant in accordance with the rules of the U.K. Sharesave Plan. In certain limited circumstances, no United Kingdom income tax or social insurance contributions arise upon the exercise of an option within three (3) years of the date of grant.

When shares acquired upon exercise of an option are sold, the option holder may be required to pay United Kingdom capital gains tax if the gains exceed exemption amounts specified by applicable tax law. When an option is exercised by a United Kingdom participating employee, the employer company, subject to satisfaction of the requirements of the United Kingdom tax legislation, generally is able to claim United Kingdom corporation tax relief for the difference between the amount paid by the option holder on the exercise of options and the market value of the option Shares on acquisition. This relief is given for the tax period in which the option holder acquires the Shares.

Plan Benefits

Because the purchase of Shares under the U.K. Sharesave Plan is discretionary with all eligible employees and the valuation of the Shares available for purchase under the U.K. Sharesave Plan occur on future dates, the actual benefits or amounts that may be received by or allocated to eligible employees under the U.K. Sharesave Plan cannot be determined. Therefore, the amount or value of Shares that would be distributable to all employees, or to groups of employees, or to any particular employee, upon exercise of options in the future is not determinable. The options granted under the U.K. Sharesave Plan during 2017, which would not have changed if the amendments that are the subject of this Proposal 4 had been in place, were as follows:

Name and Position	Dollar Value		Number of Shares
J. Powell Brown, Chief Executive Officer and President	$0		0
R. Andrew Watts, Chief Financial Officer, Executive Vice President and Treasurer	$0		0
J. Scott Penny, Executive Vice President and Chief Executive Officer	$0		0
Anthony T. Strianese, Executive Vice President and President – Wholesale Brokerage Division	$0		0
Chris L. Walker, Executive Vice President and President – National Programs Division	$0		0
Current executive officers as a group	$0		0
Current non-employee directors as a group	$0		0
Employees other than executive officers as a group	$195,415	(1)	5,263
(1)

The dollar value equals: (i) eighty-five percent (85%) of $43.69, the middle market quotation on August 24, 2017, the last trading day before the date the invitation to apply for options is issued, times (ii) the number of Shares.

54     2018 Proxy Statement

Other Important Information

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of February 26, 2018, the record date for the Meeting, information as to our common stock beneficially owned by (1) each of our directors, all of whom are director nominees, (2) each Named Executive Officer named in the Summary Compensation Table, (3) all of our directors and current executive officers as a group and (4) any person or entity whom we know to be the beneficial owner of more than five percent of the outstanding shares of our common stock.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)	Percent of Total
J. Hyatt Brown(4)	20,982,285	15.20%
Samuel P. Bell, III	35,752	*
Hugh M. Brown(5)	20,852	*
J. Powell Brown(6)	1,468,851	1.06%
Bradley Currey, Jr.	309,952	*
Theodore J. Hoepner	53,752	*
James S. Hunt	6,709	*
Toni Jennings	21,417	*
Timothy R.M. Main	10,671	*
H. Palmer Proctor, Jr.(7)	12,033	*
Wendell S. Reilly	111,702	*
Chilton D. Varner	32,842	*
J. Scott Penny(8)	317,701	*
Anthony T. Strianese	123,479	*
R. Andrew Watts	42,723	*
Chris L. Walker	46,845	*
All current directors and executive officers as a group (18 persons)(9)	23,643,983	17.12%
BlackRock Inc.(10)	9,778,068	7.08%
55 East 52nd Street
New York, NY 10055
First Eagle Investment Management, LLC(11)	7,102,779	5.14%
1345 Avenue of the Americas
New York, NY 10105
The Vanguard Group, Inc.(12)	11,508,104	8.34%
100 Vanguard Boulevard
Malvern, PA 19355
*	Less than 1%.
(1)	Unless otherwise indicated, the address of such person is c/o Brown & Brown, Inc., 220 South Ridgewood Avenue, Daytona Beach, Florida 32114.
(2)

Beneficial ownership of shares, as determined in accordance with applicable SEC rules, includes shares as to which a person has or shares voting power and/or investment power, or as to which a person has the right to acquire beneficial ownership within the next 60 days. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

(3)
The number and percentage of shares owned by the following persons include the indicated number of shares owned through our 401(k) plan as of February 26, 2018: Mr. Powell Brown – 19,488; Mr. Watts – 0; Mr. Penny – 9,454; Mr. Strianese – 0; Mr. Walker – 0; and all current directors and executive officers as a group – 29,059.

The number and percentage of shares owned by the following persons also include the indicated number of unvested shares which such persons have been granted under our PSP as of February 26, 2018: Mr. Powell Brown – 35,480; Mr. Watts – 0; Mr. Penny – 17,316; Mr. Strianese – 15,152; Mr. Walker – 0; and all current directors and executive officers as a group – 78,472. These PSP shares have voting and dividend rights due to satisfaction of the first condition of vesting based on stock price performance, but the holders thereof currently have no power to sell or dispose of the shares, and the shares are subject to forfeiture.

Brown & Brown, Inc.     55

Other Important Information

In addition, the number and percentage of shares owned by the following persons also include the indicated number of unvested shares which such persons have been granted under our SIP as of February 26, 2018 and for which the first condition of vesting has been satisfied: Mr. Powell Brown – 176,088; Mr. Watts – 0; Mr. Penny – 22,279; Mr. Strianese – 22,279; Mr. Walker – 0; and all current directors and executive officers as a group – 230,393. These SIP shares have voting and dividend rights due to satisfaction of the first condition of vesting, but the holders thereof currently have no power to sell or dispose of the shares, and the shares are subject to forfeiture.

In addition, the number and percentage of shares owned by the following persons include the indicated number of unvested shares which such persons have been granted under our SIP in the form of time-based only grants as of February 26, 2018: Mr. Powell Brown – 54,957; Mr. Watts – 28,727; Mr. Penny – 52,174; Mr. Strianese – 59,289; Mr. Walker – 42,930; and all current directors and executive officers as a group – 253,574. These time-based only grants have voting and dividend rights, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture in the event that the recipient does not continue to be employed with us for a specified number of years following the date of grant.

(4)

Of the shares beneficially owned by Mr. Hyatt Brown, 20,886,328 are held of record by Ormond Riverside, Limited Partnership, of which Swakopmund, Inc. is the General Partner that has voting and investment power over such shares. Swakopmund, Inc. is 100% owned by the Swakopmund Trust of 2009, a revocable trust created by Mr. Hyatt Brown, who is the sole trustee thereof and retains the sole voting and investment powers with respect to all the shares of Swakopmund, Inc. An additional 27,957 shares are beneficially owned jointly with Mr. Hyatt Brown’s spouse, and these shares have shared voting and investment power, and an additional 68,000 shares are held in an IRA account.

(5)	Mr. Hugh Brown’s ownership includes 400 shares owned by his spouse, as to which he disclaims beneficial ownership.
(6)	Mr. Powell Brown’s ownership includes 12,087 shares owned by children living in his household, as to which he disclaims beneficial ownership.
(7)	Mr. Proctor’s ownership includes 224 shares owned by his spouse, as to which he disclaims beneficial ownership.
(8)	Mr. Penny’s ownership includes 96 shares owned by children living in his household, as to which he disclaims beneficial ownership, and 148,989 shares owned jointly with spouse.
(9)	Includes amounts beneficially owned by all our current directors and executive officers as of February 26, 2018, as a group.
(10)

The amount shown is derived from a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 29, 2018 reporting beneficial ownership as of December 31, 2017. According to the Schedule 13G/A, BlackRock has sole voting power over 9,321,562 shares and sole dispositive power over 9,778,068 shares.

(11)

The amount shown is derived from a Schedule 13G filed by First Eagle Investment Management, LLC (“First Eagle”) on February 6, 2018 reporting beneficial ownership as of December 31, 2017. According to the Schedule 13G, First Eagle has sole voting power over 6,709,171 shares and sole dispositive power over 7,102,779 shares.

(12)

The amount shown is derived from a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 8, 2018 reporting beneficial ownership as of December 31, 2017. According to the Schedule 13G/A, Vanguard has sole voting power over 67,826 shares, shared voting power over 13,539 shares, sole dispositive power over 11,508,104 shares, and shared dispositive power over 66,475 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than ten percent (10%) of our outstanding shares of common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of such reports and written representations from reporting persons, we believe that during 2017, our directors, officers and 10% beneficial owners timely complied with all applicable filing requirements.

Annual Meeting and Proxy Solicitation Information

These proxy materials are made available to shareholders in connection with the solicitation of proxies by the Board of Directors of Brown & Brown, Inc. to be voted at the Annual Meeting of Shareholders, to be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118 at 9:00 a.m. (EDT) on Wednesday, May 2, 2018, and at any postponements or adjournments. The close of business on February 26, 2018 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, we had outstanding 138,072,531 shares of $0.10 par value common stock, entitled to one vote per share. These proxy materials were first mailed to shareholders of record on March 19, 2017.

56     2018 Proxy Statement

Other Important Information

Notice of Internet Delivery

As permitted by SEC rules, Brown & Brown, Inc. is making this Proxy Statement and its Annual Report available to its shareholders electronically via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail (unless you request them, as described below and explained in the Notice). Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may vote online. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting the materials.

Voting Your Shares; Required Votes

Shares represented by duly executed proxies in the accompanying form that we receive prior to the Meeting will be voted at the Meeting. If you specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified. If your proxy card is signed and returned without specifying a vote or an abstention, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors.

The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

If your shares are held in a stock brokerage account, or by a bank or other nominee, you have the right to provide instructions on voting as requested by your broker, bank or nominee. Under the NYSE’s rules, your broker, bank or nominee is permitted to vote your shares on the second proposal concerning the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2018 even if your broker, bank or nominee has not been given specific voting instructions as to this matter. Your broker, bank or nominee is not permitted to vote your shares on the first, third or fourth proposals.

After you have returned a proxy, you may revoke it at any time before it is voted by taking one of the following actions: (i) giving written notice of the revocation to our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114, or by email to annualmeeting@bbins.com; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by Alliance Advisors, LLC, and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. A quorum is present when a majority in interest of all the common stock outstanding is represented by shareholders present in person or by proxy.

Shares of the common stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or over the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you vote via telephone or the Internet without indicating how you want to vote with respect to any item, your shares will be voted “FOR” the election of all nominees for the Board of Directors; “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018; “FOR” the advisory vote to approve Named Executive Officer compensation; and “FOR” the approval of the amendment of the 2008 Sharesave Plan.

A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Meeting.

If the shares you own are held in “street name” by a broker or other nominee entity and you provide instructions to the broker or nominee as to how to vote your shares, your broker or other nominee entity, as the record holder of your shares, is required to vote your shares according to your instructions. Under the NYSE rules, certain proposals, such as the ratification of the appointment of the Company’s registered public accountants, are considered “routine” matters, and brokers and other nominee entities generally may vote on such matters on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” matters, such as the election of directors, the “say on pay” advisory vote and the approval of an amendment to the 2008 Sharesave Plan, brokers and other nominee entities may not vote unless they have received voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal without receiving voting instructions from the beneficial owner.

Brown & Brown, Inc.     57

Other Important Information

Broker non-votes, as well as properly executed proxies marked “ABSTAIN,” will be counted for purposes of determining whether a quorum is present at the Meeting.

For information regarding the voting standard for Proposal 1, see “Vote Required; Majority Voting; Board Recommendation,” above. In order to pass, each of Proposals 2, 3 and 4 must receive the affirmative vote of a majority of the votes cast on the Proposal. A broker non-vote will not have an effect on these proposals. An abstention will not have an effect on Proposals 1, 2 or 3; however, pursuant to NYSE rules applicable to Proposal 4, an abstention will be considered a “vote cast” and therefore have the effect of a negative vote on the Proposal.

Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services. Also, Alliance Advisors, LLC may solicit proxies on our behalf at an approximate cost of $8,500, plus reasonable expenses. Such solicitations may be made personally or by mail, facsimile, telephone, messenger or via the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. We will pay all of the costs of solicitation of proxies.

Our executive office is located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (386) 252-9601).

Proposals of Shareholders

Pursuant to applicable requirements of the Securities Exchange Act of 1934, proposals of shareholders intended to be presented at the 2019 Annual Meeting of Shareholders must be received by us no later than November 19, 2018, in order to be considered for inclusion in our Proxy Statement and form of proxy/voting instruction related to that meeting. Such proposals will need to be in writing and comply with SEC regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. In addition, the proxy solicited by the Board of Directors for the 2019 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that Meeting, unless we are provided with written notice of such proposal by February 2, 2019.

In addition, the Company’s By-Laws require that for any shareholder proposal or director nomination to be properly presented at the 2019 Annual Meeting of Shareholders, whether or not also submitted for inclusion in the Company’s proxy statement, the shareholder proposal or director nomination must comply with the requirements set forth in the By-Laws, and the Company must receive written notice of the matter no earlier than January 2, 2019 and no later than February 1, 2019. Each such written notice must contain the information set forth in the By-Laws.

Any shareholder proposals or nominations should be sent to our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114.

58     2018 Proxy Statement

Other Matters

Our 2017 Annual Report to Shareholders (the “Annual Report”) accompanies this Proxy Statement. We will provide to any shareholder, upon the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and the exhibits thereto, for the fiscal year ended December 31, 2017, as filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such request should be directed to Brown & Brown, Inc., 220 S. Ridgewood Ave., Daytona Beach, Florida 32114 Attention: Corporate Secretary. No charge will be made for copies of such Annual Report on Form 10-K; however, a reasonable charge will be made for copies of the exhibits.

Only one copy of this Proxy Statement and the accompanying Annual Report is being delivered to shareholders who share an address, unless we have received contrary instructions from one or more of such shareholders. We will promptly deliver a separate copy of this Proxy Statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of these documents has been delivered upon our receipt of a written or oral request from that shareholder directed to the address shown above, or to us at (386) 252-9601. Any shareholder sharing a single copy of the Proxy Statement and Annual Report who wishes to receive a separate mailing of these materials in the future, or any shareholders sharing an address and receiving multiple copies of these materials who wish to share a single copy of these documents in the future, should also notify us at the address shown above.

The material referred to in this Proxy Statement under the captions “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed soliciting material or otherwise deemed filed, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Robert W. Lloyd
Corporate Secretary

Daytona Beach, Florida
March 19, 2018

Brown & Brown, Inc.     59

Annex A
Information Regarding Non-GAAP Financial Measures

This Proxy Statement contains references to Organic Revenue, Organic Revenue growth, Organic Revenue growth – adjusted, Adjusted EBITDAC and Adjusted EBITDAC Margin, which are non-GAAP financial measures. These measures are not in accordance with, or an alternative to the GAAP information provided in the financial statements contained in our Annual Report on Form 10-K. A reconciliation of this non-GAAP financial information to our GAAP information is contained in this Annex A.

Organic Revenue and Organic Revenue growth. We view Organic Revenue and Organic Revenue growth as important indicators when assessing and evaluating our performance on a consolidated basis and for each of our divisions because they allow us to determine a comparable, but non-GAAP, measurement of revenue growth that is associated with the revenue sources that were a part of our business in both the current and prior year and that are expected to continue in the future. We believe that presenting these non-GAAP financial measures allows readers of our financial statements to measure, analyze and compare our consolidated growth, and the growth of each of our divisions, in a meaningful and consistent manner.

Adjusted EBITDAC and Adjusted EBITDAC Margin. We view Adjusted EBITDAC and Adjusted EBITDAC Margin as an important indicators when assessing and evaluating our performance because it allows us to determine a comparable, but non-GAAP, measurement of our operating margins in a meaningful and consistent manner.

We present such non-GAAP supplemental financial information, as we believe such information provides additional meaningful methods of evaluating certain aspects of our operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. Our industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. This supplemental financial information should be considered in addition to, not in lieu of, our Consolidated Financial Statements.

Reconciliation of Total Commissions and Fees to Organic Revenue

The reconciliation of total commissions and fees, included in the Consolidated Statement of Income, to Organic Revenue for the years ended December 31, 2017 and 2016, is as follows:

	For the Year Ended December 31,
(in thousands)	2017	2016
Total commissions and fees	$1,857,270	$1,762,787
Less profit-sharing contingent commissions	52,186	54,000
Less guaranteed supplemental commissions	10,370	11,479
Total core commissions and fees	1,794,714	1,697,308
Less acquisition revenues	27,739	—
Less divested business	—	4,912
Organic Revenue	$1,766,975	$1,692,396

60     2018 Proxy Statement

Annex A Information Regarding Non-GAAP Financial Measures

The growth rates for Organic Revenue, which is a non-GAAP financial measure, for the year ended December 31, 2017 by division, are as follows:

(in thousands, except percentages)	Total Commissions and Fees		Total Net Change	Total Net Growth %	Contingents		GSCs		Total Core Commissions and Fees(2)		Acquisition Revenues	Divested Business	Organic	Revenue(3)	Organic Revenue Growth	Organic Revenue Growth %
	2017	2016			2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Retail(1)	942,039	916,084	25,955	2.8%	23,377	25,207	9,108	9,787	90,554	881,090	8,151	4,838	901,403	876,252	25,151	2.9%
National
Programs	479,017	447,808	31,209	7.0%	20,123	17,306	31	23	458,863	430,479	2,296	277	456,567	430,202	26,365	6.1%
Wholesale	271,141	242,813	28,328	11.7%	8,686	11,487	1,231	1,669	261,224	229,657	16,442	—	224,782	229,657	15,125	6.6%
Brokerage
Services	165,073	156,082	8,991	5.8%	—	—	—	—	165,073	156,082	850	(203)	164,223	156,285	7,938	5.1%
Total	1,857,270	1,762,787	94,483	5.4%	52,186	54,000	10,370	11,479	1,794,714	1,697,308	27,739	4,912	1,766,975	1,692,396	74,579	4.4%
(1)

The Retail Segment includes commissions and fees reported in the “Other” column of the Segment Information in Note 15 of the Notes to the Consolidated Financial Statements, which includes corporate and consolidation items.

(2)

Total core commissions and fees, which is a non-GAAP financial measure, is defined as total commissions and fees, less (i) profit-sharing contingent commissions (revenues from insurance companies based upon the volume and the growth and/or profitability of the business placed with such companies during the prior year (“Contingents”), and less (ii) guaranteed supplemental commissions (commissions from insurance companies based solely upon the volume of the business placed with such companies during the current year (“GSCs”).

(3)

“Organic Revenue,” which is a non-GAAP financial measure, is defined as total core commissions and fees, less (i) the first twelve months of net commission and fee revenues generated from acquisitions, and less (ii) divested business (net commissions and fees generated from offices or books of business sold by the Company) with the associated revenue removed from the corresponding period of the prior year.

The reconciliation of total commissions and fees, included in the Consolidated Statement of Income, to Organic Revenue for the years ended December 31, 2016, and 2015, is as follows:

	For the Year Ended December 31,
(in thousands)	2016	2015
Total commissions and fees	$1,762,787	$1,656,951
Less profit-sharing contingent commissions	54,000	51,707
Less guaranteed supplemental commissions	11,479	10,026
Total core commissions and fees	1,697,308	1,595,218
Less acquisition revenues	61,713	—
Less divested business	—	6.669
Organic Revenue	$1,635,595	$1,588,549

The growth rates for Organic Revenue, which is a non-GAAP financial measure, for the year ended December 31, 2016, by division, are as follows:

(in thousands, except percentages)	Total Commissions and Fees		Total Net Change	Total Net Growth %	Contingents		GSCs		Total Core Commissions and Fees(2)		Acquisition Revenues	Divested Business	Organic	Revenue(3)	Organic Revenue Growth	Organic Revenue Growth %
	2016	2015			2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Retail(1)	916,084	866,465	49,619	5.7%	25,207	22,051	9,787	8,291	881,090	836,123	31,151	1,926	849,939	834,197	15,742	1.9%
National
Programs	447,808	428,473	19,335	4.5%	17,306	15,558	23	30	430,479	412,885	1,680	1,296	428,799	411,589	17,210	4.2%
Wholesale	242,813	216,638	26,175	12.1%	11,487	14,098	1,669	1,705	229,657	200,835	20,164	—	209,493	200,835	8,658	4.3%
Brokerage
Services	156,082	145,375	10,707	7.4%	—	—	—	—	156,082	145,375	8,718	3,447	147,364	141,928	5,436	3.8%
Total	1,762,787	1,656,951	105,836	6.4%	54,000	51,707	11,479	10,026	1,697,308	1,595,218	61,713	6,669	1,635,595	1,588,549	47,046	3.0%
(1)

The Retail Segment includes commissions and fees reported in the “Other” column of the Segment Information in Note 15 of the Notes to the Consolidated Financial Statements, which includes corporate and consolidation items.

(2)	Total core commissions and fees, which is a non-GAAP financial measure, is defined as total commissions and fees, less (i) Contingents, and less (ii) GSCs.
(3)

“Organic Revenue,” which is a non-GAAP financial measure, is defined as total core commissions and fees, less (i) the first twelve months of net commission and fee revenues generated from acquisitions, and less (ii) divested business (net commissions and fees generated from offices or books of business sold by the Company) with the associated revenue removed from the corresponding period of the prior year.

Brown & Brown, Inc.     61

Annex A Information Regarding Non-GAAP Financial Measures

National Programs Division Organic Revenue growth was adjusted to (i) exclude the impact of certain offices within the National Programs Division for which Chris L. Walker, Executive Vice President and President – National Programs Division, did not have responsibility in 2017, (ii) to include the impact of certain offices within the Services Division for which Mr. Walker did have responsibility in 2017 (collectively, the “Office-Based Adjustments”), and (iii) to exclude the impact of claims revenue in 2016 related to catastrophic weather events (the “CAT Revenue Adjustment”), which the Compensation Committee determined was necessary to provide a realistic comparison for Organic Revenue growth in 2017. The growth rate for National Programs Division Organic Revenue - adjusted, which is a non-GAAP financial measure, for the year ended December 31, 2017, is as follows:

(in thousands, except percentages)	Total Commissions and Fees		Total Net Change	Total Net Growth %	Contingents		GSCs		Total Core Commissions and Fees(2)		Acquisition Revenues	Divested Business	Organic Revenue(3)		Organic Revenue Growth	Organic Revenue Growth %
	2017	2016			2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
National Programs	479,017	447,808	31,209	7.0%	20,123	17,306	31	23	458,863	430,479	2,296	277	456,567	430,202	26,365	6.1%
Office-Based Adjustments	26,349	24,069	2,280	9.5%	(575)	(151)	(2)	(3)	26,926	24,223	—	(203)	26,926	24,426	2,500
CAT Revenue Adjustment	—	(9,200)	9,200	-100.0%	—	—	—	—	—	(9,200)	—	—	—	(9,200)	9,200
National Programs-adjusted	505,366	462,677	42,689	9.2%	19,548	17,155	29	20	485,789	445,502	2,296	74	483,493	445,428	38,065	8.5%
(1)	Total core commissions and fees, which is a non-GAAP financial measure, is defined as total commissions and fees, less (i) Contingents, and less (ii) GSCs.
(2)

“Organic Revenue,” which is a non-GAAP financial measure, is defined as total core commissions and fees, less (i) the first twelve months of net commission and fee revenues generated from acquisitions, and less (ii) divested business (net commissions and fees generated from offices or books of business sold by the Company) with the associated revenue removed from the corresponding period of the prior year.

Reconciliation of Income Before Income Taxes Margin to Adjusted EBITDAC Margin and Reconciliation of Income Before Income Taxes to Adjusted EBITDAC

The reconciliation of income before income taxes, included in the Consolidated Statement of Income, to Adjusted EBITDAC Margin for the years ended December 31, 2017, and 2016, and the reconciliation of Income Before Income Taxes, included in the Consolidated Statement of Income, to Adjusted EBITDAC for the years ended December 31, 2017 and 2016 is as follows:

	For the Year Ended December 31,
(in thousands, unaudited)	2017	2016
Income Before Income Taxes	449,722	423,499
Amortization	85,446	86,663
Depreciation	22,698	21,003
Interest	38,316	39,481
Change in estimated acquisition earn-out payables	9,200	9,185
EBITDAC(1)	605,382	579,831
Income Before Income Taxes Margin(2)	23.9%	24.0%
EBITDAC Margin(3)	32.2%	32.8%
Loss/(Gain) on disposal	—	(1,291)
AssuredPartners Settlement	(9,400)	—
Adjusted EBITDAC(4)	595,982	578,540
Adjusted EBITDAC Margin(4)	31.8%	32.7%
(1)	“EBITDAC,” which is a non-GAAP financial measure, is defined as income before interest, income taxes, depreciation, amortization and the change in estimated acquisition earn-out payables.
(2)	Income before income taxes margin is calculated as the Company’s income before income taxes, as reported, divided by total revenues, as reported.
(3)	“EBITDAC Margin,” which is a non-GAAP financial measure, is defined as EBITDAC divided by total revenues
(4)

“Adjusted EBITDAC” and “Adjusted EBITDAC Margin,” which are both non-GAAP financial measures, are defined as EBITDAC and EBITDAC Margin, respectively, in each case adjusted to exclude (i) for 2017, fifty percent (50%) of the impact of the $20.0 million legal settlement with AssuredPartners, Inc. in the first quarter of 2017, net of associated legal costs (the “AssuredPartners Settlement”), and (ii) for 2016, any gains or losses on sales of books of business.

62     2018 Proxy Statement

Appendix A
Brown & Brown, Inc. 2008 Sharesave Plan

Adopted by the Shareholders of the Company on 30 April 2008 [and amended and renewed by the Shareholders of the Company on _______]

HM Revenue & Customs Ref: SRS102684

Approved by HM Revenue & Customs on 5 June 2008

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Appendix A Brown & Brown, Inc. 2008 Sharesave Plan

CONTENTS

65	1	Definitions and Interpretation
66	2	Grant of Options
68	3	Adjustment of Options on Change in Share Capital
68	4	Right to Exercise Options
69	5	Takeover, Reconstruction and Winding Up
71	6	Limits on Grant of Options
71	7	Alterations
71	8	Miscellaneous
72	9	Termination
72	10	Governing Law

64     2018 Proxy Statement

Appendix A Brown & Brown, Inc. 2008 Sharesave Plan

Brown & Brown, Inc. 2008 Sharesave Plan

1	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless the context otherwise requires, the following terms have the following meanings:

“Board” means the board of directors of the Company or a duly appointed committee thereof, including for the avoidance of doubt the compensation committee of such board of directors.

“Bonus Date” means the earliest date on which a bonus is payable under the Savings Contract made in connection with an Option.

“CA 2006” means the Companies Act 2006.

“Company” means Brown & Brown, Inc., a corporation organised under the laws of the State of Florida.

“Control” has the meaning given to it by Section 719 of ITEPA.

“Dealing Day” means a day on which the New York Stock Exchange is open for the transaction of business.

“Eligible Employee” means an individual who either:

(a) is:

(i) an employee or Full-Time director of a Participating Company who is such an employee or Full-Time director on the relevant Invitation Date; and

(ii)

who has been such an employee or Full- Time director at all times during such period as the Board determines for the purpose of an issue of Invitations, such period being at least one day and not to exceed five years and ending on the relevant Invitation Date (disregarding any absence by reason of pregnancy or confinement); and

(iii)

whose earnings from the office or employment within sub-paragraph (i) of this definition are (or would be if there were any) general earnings to which section 15 at the time of the relevant Invitation Date; and

(iv) who has not given or been given notice to terminate his employment with a Participating Company to the effect that he will cease to be an employee of any Participating Company; or

(b) is an employee or director (other than a non-executive director) of a Participating Company who is nominated by the Board to be eligible to participate.

“Full-Time” means normally devoting at least 25 hours a week (excluding meal breaks) to the performance of the duties of his office or employment with the Company (and any other Participating Company).

“Grant Date” means the date on which an Option is granted determined in accordance with Rule 2.

“Grant Period” means the period of six weeks beginning with the date on which the Plan is formally approved by HM Revenue & Customs under Schedule 3 and thereafter:

(a) within the period of six weeks beginning with the Dealing Day immediately following the date on which the Company announces its final or interim results in any year; and

(b)

the period of six weeks beginning with the Dealing Day immediately following the date on which any legislation, regulation or other rule or directive preventing the grant of an Option is removed or ceases to have effect; and

(c) at any other time if, in the opinion of the Board, the circumstances justify the grant of an Option.

“Independent Adviser” means the Company’s solicitors or auditors or such other adviser as the Board may select.

“HM Revenue & Customs” means the Board of HM Revenue & Customs.

“Invitation” means an invitation to apply for an Option issued under Rule 2.1.

“Invitation Date” means the date on which an Invitation is issued.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Market Value” means

(a)

if at the relevant time the Shares are listed in the daily official list of the New York Stock Exchange or the London Stock Exchange, the middle market quotation of a Share (as derived from that list) on the last Dealing Day before the Invitation Date (being not earlier than 30 days before the relevant Grant Date) or, if the Board so decides,

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Appendix A Brown & Brown, Inc. 2008 Sharesave Plan

an amount equal to the arithmetic average of the middle market quotations of a Share (derived on the same basis) for the three Dealing Days immediately preceding the Invitation Date (the first of which being not earlier than 30 days before the relevant Grant Date) provided that in no case may the market value of a Share be determined by reference to a Dealing Day which falls within a Proscribed Period; or

(b)

if paragraph (a) of this definition does not apply, the market value (within the meaning of sections 272 and 273 Taxation of Chargeable Gains Act 1992) of a Share on the last Dealing Day before the Invitation Date (being not earlier than 30 days before the relevant Grant Date) as agreed in advance with the Shares Valuation Division of HM Revenue & Customs.

“Option” an option to acquire Shares granted under the Plan.

“Participant” means a person who holds an Option.

“Participating Company” means the Company and any Subsidiary to which the Board has resolved from time to time that the Plan should extend.

“Plan” means the Brown & Brown, Inc. 2008 Sharesave Plan as set out in these Rules but subject to any alterations or additions made under Rule 7.

“Proscribed Period” means any period during which dealings in Shares by directors is proscribed due to the existence of unpublished price sensitive information, whether by the Company’s own code on insider dealing, regulations imposed by any exchange on which the Company’s shares are traded or otherwise.

“Renewal Date” means the date on which the Plan is approved for renewal by the shareholders of the Company.

“Savings Body” means any body with whom a Savings Contract can be made as selected by the Board (at its discretion).

“Savings Contract” means a contract under a certified SAYE savings arrangement within the meaning of section 703 of the Income Tax (Trading and Other Income) Act 2005.

“Schedule 3” means Schedule 3 to ITEPA.

“Shares” means ordinary stock in the capital of the Company which satisfy the requirements of paragraphs 18 to 22 of Schedule 3.

“Standard Bonus” means a bonus which is payable on a Savings Contract.

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of Section 1159 of the CA 2006 and is under the Control of the Company.

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

1.2	Expressions not otherwise defined in the Plan have the same meanings as they have in Schedule 3 so far as is consistent with the context.

1.3	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-extended.

1.4	Expressions denoting the masculine gender include the feminine, unless the context otherwise requires.

1.5	Expressions denoting the singular include the plural and vice versa, unless the context otherwise requires.

1.6	Any reference to a Rule is a reference to one of these Rules.

2	GRANT OF OPTIONS

2.1

Subject to Rule 6, the Board may issue during any Grant Period on similar terms (subject to paragraph 7(2) of Schedule 3) to every person who is at that time an Eligible Employee an Invitation, specifying the date by which it must be accepted (being not less than 14 days after the Invitation Date), the price per Share payable on exercise of the Option subject to the Invitation and the maximum permitted aggregate monthly savings contribution, (being the lesser of the maximum amount specified in paragraph 25 of Schedule 3 and such sum as the Board decides shall apply to every Eligible Employee in respect of that Invitation) and whether or not the Shares are subject to any restrictions (and if so, details of those restrictions) provided always that no Invitation may be issued during a Proscribed Period.

2.2	No Option may be granted on any day unless:

(a)

that day falls no later than 30 days (or, where Rule 2.8 applies, 42 days) after the day (which, where the average of the middle market quotations of a Share for three Dealing Days has been used to determine the Market Value, shall be the first of such Dealing Days) on which the exercise price was determined under Rule 2.4; and

(b) every Eligible Employee at the relevant Invitation Date has been sent an Invitation; and

(c) save to the extent permitted by Rule 2.8, every Eligible Employee at the relevant Invitation Date who has applied for an Option and has proposed

66     2018 Proxy Statement

Appendix A Brown & Brown, Inc. 2008 Sharesave Plan

to make a Savings Contract with a Savings Body approved by the Board for this purpose, is in fact granted an Option; and

	(d)	in respect of any Option granted to a director of the Company, that day does not fall within a Proscribed Period.

2.3

The consideration for the grant to any Eligible Employee of an Option shall be the Eligible Employee proposing to make a Savings Contract and in all other respects agreeing to be bound by the provisions of the Plan.

2.4	The price at which Shares may be acquired on the exercise of an Option shall be determined by the Board at the time of the relevant Invitation, provided that:

	(a)	the price shall not be less than 85 per cent of the Market Value at that time; and

	(b)	where the Option is to subscribe for Shares the price cannot be less than the nominal value of the Shares.

2.5

When applying for an Option, an Eligible Employee must specify the amount of the monthly contribution he is willing to pay under the Savings Contract which must not be less than £5 and state whether for the purposes of determining the number of Shares to be under Option, the repayment under the Savings Contract is to be taken as including the Standard Bonus or no bonus. The amount of the repayment on the Bonus Date shall determine the maximum number of Shares that may be acquired on exercise of the Option.

2.6

Subject to Rule 2.8, the Board may specify in an Invitation whether, on that occasion, the repayment under the Savings Contract shall be taken as including a bonus and shall specify that the Savings Contract will be for a term of 3 years. For the avoidance of doubt, Savings Contracts may only be for a term of 3 years and may not be for a term of 5 years.

2.7

For the purposes of Rule 2.5 the amount of the monthly contribution shall be the amount which the individual specifies in his application for the Option that he is willing to pay under the Savings Contract or, if lower, the maximum permitted amount, which shall be the lowest of:

(a)

£500 (or such other maximum amount as may for the time being be permitted under paragraph 25(3)(a) of Schedule 3) less any monthly contributions the individual is already making under any other Savings Contract;

	(b)	the maximum amount for the time being permitted under the terms of the Savings Contract; and

	(c)	such maximum amount (if any) as may have been determined by the Board for this purpose and specified in every Invitation issued on that occasion.

2.8

If the grant of Options on any day would cause any of the limits in Rule 6 to be exceeded, then, in relation to Options to be granted on that day, the following provisions will be successively applied (in the order in which they are set out) so far as is necessary to ensure that those limits are not exceeded:

	(a)	for the purposes of Rule 2.6, if the repayment would otherwise be taken as including a Standard Bonus it shall be deemed to include no bonus;

(b)

for those purposes the amount of the monthly contribution determined under Rule 2.7 shall be reduced pro rata to the extent necessary to ensure that the limits in Rule 6 are not exceeded, but shall not be reduced to less than the minimum permitted amount mentioned in Rule 2.11; and

(c)

if the total number of Shares comprised in all applications received in response to Invitations on any occasion is such that, after the application of Rule 2.7 and paragraphs (a) and (b) of this Rule 2.8, the grant of Options in respect of that number of Shares would still result in any of the limits in Rule 6 being exceeded, the Board may either not proceed with the grant of Options on that occasion or may adopt such method of random selection of applications as may be agreed in advance with HM Revenue & Customs, based on a monthly contribution to the Savings Contract of £5 and the inclusion of no bonus.

2.9	No Option may be granted more than 10 years after the Renewal Date.

2.10

Subject to Rule 4.3, an Option is personal to the Participant and may not be charged, assigned or transferred by a Participant and shall lapse immediately if it is so charged, assigned or transferred or if the Participant is adjudged bankrupt.

2.11

An Eligible Employee may not be granted an Option if the amount of the monthly contribution under the Savings Contract proposed to be made in connection with the Option, determined in accordance with this Rule 2, would be less than £5 (or such other minimum amount as may from time to time be prescribed by paragraph 25(3)(b) of Schedule 3).

2.12	The Board may prescribe that the grant of an Option shall be conditional upon the Participant to whom the Option is granted agreeing to sign such form of consent

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pursuant to the Data Protection Act 1998 relating to the processing of that Participant’s personal data for the purposes of the operation and administration of the Plan as may be required by the Board from time to time. The Board may further prescribe that in the event of a failure by that Participant to sign the relevant form of consent within such reasonable time period as may be specified by the Board, that the Option shall lapse.

3	ADJUSTMENT OF OPTIONS ON CHANGE IN SHARE CAPITAL

3.1

Subject to Rules 3.4 and 3.4, if the share capital of the Company is varied (whenever this occurs) by way of capitalisation or rights issue (including a variation in share capital having an effect similar to a rights issue), or sub-division, consolidation or reduction, or otherwise (including any process under Florida law having a substantially similar effect), the Board may make such adjustments as it considers appropriate under Rule 3.2.

3.2	An adjustment made under this Rule may be to one or more of the following:

(a)	the number of Shares under any Option;

(b)	the price at which Shares may be acquired by the exercise of any Option provided that:

(i)

in the case of an Option to subscribe for Shares, the price cannot be reduced below the nominal value of the Shares unless the Board is authorised to capitalise from reserves of the Company a sum equal to the amount by which the nominal value exceeds the adjusted price (the “Shortfall”) and so that on exercise of any such Option the Board shall capitalise and apply such sum as is necessary to pay up the Shortfall); and

(ii)

the aggregate price at which the Shares may be acquired pursuant to an Option is immediately after the change in share capital substantially the same as what it was immediately before the change in share capital;

(c)	where any Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred.

3.3

Any adjustment made under this Rule 3 must ensure that the total market value of the Shares which may be acquired by the exercise of an Option is immediately after the change in share capital substantially the same as what it was immediately before the change in share capital.

3.4

Except in the case of a capitalisation issue, no adjustment under Rule 3.2 may be made without the prior confirmation in writing by the Independent Adviser that it is in his opinion fair and reasonable.

4	RIGHT TO EXERCISE OPTIONS

4.1

Options are exercisable in such form and manner as the Board may from time to time prescribe, provided that the monies paid for the Shares on exercise cannot exceed the amount of the repayment made and any interest or bonus paid under the Savings Contract made in connection with the Option, and for this purpose the amount of the repayment shall not include the amount of any monthly contribution the due date for payment of which falls more than one month after the date on which repayment is made.

4.2	Subject to Rules 4.3, 4.4, and 5, an Option cannot be exercised before the Bonus Date and subject to Rule 4.3 an Option cannot be exercised later than 6 months after the Bonus Date.

4.3	Subject to Rule 4.6, where a Participant dies at a time when he is a director or employee of a Participating Company:

(a)

if he dies before the Bonus Date, the Option may (and if at all must) be exercised by his personal representatives at any time but within 12 months after the date of his death and shall lapse to the extent the Option remains unexercised at the expiry of that period; or

(b)

if he dies within the 6 months following the Bonus Date, the Option may (and if at all must) be exercised at any time but within 12 months after the Bonus Date and shall lapse to the extent the Option remains unexercised at the expiry of that period.

4.4	Subject to Rule 4.6, where a Participant ceases to be a director or employee of a Participating Company (otherwise than by reason of his death):

(a)

if he so ceases by reason of injury or disability (in either case to the satisfaction of the Board, in its absolute discretion), redundancy (within the meaning of the Employment Rights Act 1996), retirement a relevant transfer within the meaning of TUPE, or as a result of the Participant’s employing company ceasing to be an associated company of the Company by reason of a change of Control, any Option held by him at the date he ceases to be a director or employee may (and if at all must) be exercised within 6 months of his so ceasing and shall lapse to the extent the Option remains unexercised at the expiry

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of that period provided that the Option may not be exercised later than 6 months after the Bonus Date;

(b)

if he so ceases by reason only that the office or employment relates to a business or part of a business which is transferred to a person who is not an associated company of the Company where the transfer is not a relevant transfer within the means of TUPE (for the purposes of paragraph 34(5) of Schedule 3), any Option held by him at the date he ceases to be a director or employee may (and if at all must) be exercised within 6 months of his so ceasing and shall lapse to the extent the Option remains unexercised at the expiry of that period provided that the Option may not be exercised later than 6 months after the Bonus Date;

(c)

if he so ceases for any other reason on or before the third anniversary of the Grant Date, any Option held by him at the date he ceases to be a director or employee may not be exercised at all and shall lapse on the date of cessation; and

(d)

if he so ceases for any other reason more than 3 years after the Grant Date, any Option held by him at the date he ceases to be a director or employee may (and, if at all must) be exercised within 6 months of his so ceasing and shall lapse to the extent the Option remains unexercised at the expiry of that period provided that the Option may not be exercised later than 6 months after the Bonus Date.

4.5

If at the Bonus Date a Participant is a director or employee of a company which is not a Participating Company but which is an associated company of the Company (for the purposes of paragraph 35 of Schedule 3), the Option may be exercised within 6 months of the Bonus Date and shall lapse to the extent the Option remains unexercised at the expiry of that period.

4.6

Where, before an Option has become capable of being exercised, the Participant gives notice that he intends to stop paying monthly contributions under the Savings Contract made in connection with the Option, or is deemed under its terms to have given such notice, or makes an application for repayment of the monthly contributions paid under it, the Option may not be exercised at all.

4.7	A Participant will not be treated for the purposes of Rule 4.4:

(a)	as ceasing to be a director or employee of a Participating Company until such time as he is no longer a director or employee of any Participating Company;

(b)

as ceasing to be a director or employee if, being a woman, she ceases to be a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under Section 82 of the Employment Rights Act 1996 before exercising an Option; or

(c)

as ceasing to be a director or employee by reason of redundancy where his contract of employment continues by virtue of Regulation 5.1 of the Transfer of Undertakings for the Protection of Employment Regulations 1981.

4.8

Subject to Rule 4.4, a Participant may only exercise an Option at a time when he is a director or employee of a Participating Company unless the Participant is a director or employee of a company which is not a Participating Company but is an associated company of the Company (for the purposes of paragraph 35 of Schedule 3) in which case the Participant may exercise his Option in accordance with Rule 4.5.

4.9	A Participant may not exercise an Option at any time when such exercise would be by a director during a Proscribed Period.

4.10

Within 30 days after an Option has been validly exercised by any person, the Board on behalf of the Company will allot to him or procure the transfer to him of the number of Shares in respect of which the Option has been validly exercised and issue a definitive share certificate in respect of those Shares.

4.11

All Shares allotted on the exercise of an Option shall rank equally in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of allotment. All Shares transferred on the exercise of an Option shall be transferred without any rights attaching to them by reference to a record date falling before the date of the transfer.

4.12

Where the Shares are quoted on the New York Stock Exchange the Company shall apply for any Shares allotted under the Plan to be admitted to trading on the New York Stock Exchange or to such other market on which Shares are then traded.

4.13

An Option will lapse on the failure of the Participant to sign a relevant form of consent pursuant to the Data Protection Act 1998 within such period as may be prescribed by the Board as set out at Rule 2.12.

5	TAKEOVER, RECONSTRUCTION AND WINDING UP

5.1	If any person (or persons acting in concert) obtains Control of the Company as a result of making:

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(a)

a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is met the person making the offer will have Control of the Company, or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the Shares,

(in each case taking account of the provisions of sub-paragraphs 3A and 3B of paragraph 37 of Schedule 3) a Participant may (subject to Rule 4) exercise his Option within six months of the time when the person making the offer has obtained Control of the Company and any conditions subject to which the offer is made have been met provided that the Option may not be exercised later than 6 months after the relevant Bonus Date.

5.2

If any person becomes bound or entitled to acquire shares in the Company under sections 979 to 982 or 983 to 985 of the CA 2006 (or legislation which HM Revenue & Customs has agreed is equivalent to the same) a Participant may (subject to Rule 4) exercise his Option within the period during which that person is so bound or entitled and to the extent that it is not exercised within that period the Option shall lapse provided that the Option may not be exercised later than 6 months after the relevant Bonus Date.

5.3

If the Court sanctions a compromise or arrangement proposed under Section 899 of the CA 2006 (or legislation which HM Revenue & Customs has agreed is equivalent to the same) applicable to or affecting:

(a)	all of the ordinary share capital of the Company or all the shares of the same class as the Shares under Option; or

(b)

all the shares, or all the shares of that same class, which are held by a class of shareholders identified other than by reference to their employment or directorships or their participation in a Schedule 3 scheme, a Participant may (subject to Rule 4) exercise his Option within the period beginning with the date when the Court sanctions the compromise or arrangement and ending 6 months after that date provided that the Option may not be exercised later than 6 months after the relevant Bonus Date.

5.4

If notice is duly given of a resolution being passed for the voluntary winding up of the Company, a Participant may (subject to Rule 4) exercise his Option at any time within 6 months of the date of the passing of such resolution provided that the Option may not be exercised later than 6 months after the relevant Bonus Date.

5.5

If in consequence of any of the events specified in Rules 5.1 to 5.3 the Shares to which an Option relates no longer meet the requirements of paragraphs 18 to 22 of Schedule 3, the Option may be exercised no later than 20 days after the day on which the event specified in those Rules occurs, notwithstanding that the Shares no longer meet the requirements of paragraphs 18 to 22 of Schedule 3 and provided always that paragraph 37(6D) of Schedule 3 shall be adhered to.

5.6

An Option may be exercised during the period of 20 days ending with the date on which the event specified in Rules 5.1 to 5.3 occurs and such exercise will be treated as if it was made in accordance with the provisions of those Rules provided always that if an Option is exercised in reliance on this provision and such event does not occur, the exercise of the Option is to be treated as having had no effect and the Option shall remain in force in accordance with these Rules.

5.7	If any company (the “Acquiring Company”):

(a)	obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is met the Acquiring Company will have Control of the Company; and

(ii)	a general offer to acquire all the shares in the Company which are in the same class as the Shares;

(b)

obtains Control of the Company as a result of a compromise or arrangement sanctioned by the Court under section 899 of the CA 2006 (or legislation which HM Revenue & Customs has agreed is equivalent to the same); or

(c)	becomes entitled to give notice to the holders of Shares under sections 979 to 989 of the CA 2006 (or legislation which HM Revenue & Customs has agreed is equivalent to the same),

a Participant may, at any time within the applicable period for the event in question (as determined in accordance with paragraph 38(3) of Schedule 3) by agreement with the Acquiring Company, release any Option which has not lapsed in consideration of the Participant being granted an equivalent new Option over shares in a company within paragraph 39(2) of Schedule 3.

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5.8	For the purposes of Rule 5.7 a new option granted pursuant to that Rule is an equivalent option if:

(a)	the shares to which it relates:

	(i)	are in the Acquiring Company or some other company falling within paragraph 39(2) of Schedule 3 (“Eligible Company”); and

	(ii)	satisfy the conditions in paragraphs 18 to 22 of Schedule 3; and

(b)	it is subject to and exercisable in accordance with the provisions of the Plan in the same manner as the Option immediately prior to its release; and

(c)

the total market value of the shares over which it is granted is substantially the same as the total market value of the Shares which were subject to the Option immediately prior to the release, and for this purpose the market value will be determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992; and

(d)	the total amount payable by a Participant for the acquisition of shares under it is substantially the same as the amount that would have been payable for the acquisition of Shares under the Option.

5.9	With effect from the release of an Option and the grant of an equivalent option pursuant to Rule 5.7 the Plan will be construed as if:

(a)	the new option had been granted at the same time as the Option it replaces;

(b)

references to the Company in Rules 3, 8.3 and 8.5 and such other Rules where appropriate were references to the Acquiring Company or, as the case may be, to any Eligible Company but references to Participating Company shall continue to be construed as if references to the Company were references to Brown & Brown, Inc.; and

(c)	references to Shares were references to shares in the Acquiring Company, or as the case may be, in any Eligible Company.

6	LIMITS ON GRANT OF OPTIONS

6.1	The number of Shares for which options to subscribe may be granted under the Plan on any day may not, when added to the aggregate of:

(a)	the number of Shares which immediately prior to that day have been or are capable of being issued on the exercise of Options granted under the Plan in the immediately preceding ten years; and

(b)

the number of Shares which immediately prior to that day have been or are capable of being issued on the exercise of options granted in the immediately preceding ten years (or issued in that period otherwise than on the exercise of options) under any other employees’ share plan adopted by the Company, exceed such number of Shares as represents 10 per cent of the ordinary share capital of the Company in issue immediately prior to that day.

6.2

The aggregate of the monthly contributions being made at any time by any one Participant under the Plan and any other certified contractual savings schemes linked to any other Schedule 3 scheme or schemes under Schedule 3 may not exceed:

(a)	£500 (or such other maximum amount as may for the time being be permitted under paragraph 25(3)(a) of Schedule 3); or

(b)

such lower maximum figure as the Board may decide in respect of any Invitation Date under Rule 2.7 provided that no monthly contribution in respect of any Option granted prior to that Invitation Date shall be reduced due to the imposition of such lower maximum figure.

6.3	Without prejudice to the preceding parts of this Rule 6, the Board may from time to time specify the maximum number of Shares in respect of which Options may be granted on any day.

7	ALTERATIONS

7.1	The Board may at any time alter or add to all or any of the provisions of the Plan in any respect.

7.2	As soon as reasonably practicable after making any alteration or addition the Board shall notify in writing every Participant affected by it.

8	MISCELLANEOUS

8.1

The rights and obligations of any person under the terms of his office or employment with any Participating Company will not be affected by his participation in the Plan or any right which he may have to participate in it. The Plan does not form part of any contract of employment between any person and any Participating Company. A Participant whose office or employment is terminated for any reason whatsoever (and whether lawful or otherwise) will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Option then held by him or otherwise in connection with the Plan.

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8.2

The Board may from time to time make and vary such rules and regulations not inconsistent with the Plan and establish such procedures for the administration and implementation of the Plan as it thinks fit, and in the event of any dispute or disagreement as to the interpretation of the Plan, or of any such rule, regulation or procedure, or as to any question or right arising from or related to the Plan, the decision of the Board will be final and binding on all persons.

8.3

The Company and any Participating Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for these purposes, to the extent permitted by law.

8.4	In any matter in which he is required to act under the Plan, the Independent Adviser will act as an expert and not as an arbitrator.

8.5

The Company will to the extent necessary at all times keep available sufficient authorised but unissued Shares for the purposes of the Plan and/or ensure that arrangements are in place for the transfer of sufficient issued Shares to satisfy any unexercised Options.

8.6

Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by first class post, in the case of a company to its registered office or such other address as has been notified to the sender, and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by first class post, it will be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

8.7	The benefits to Participants under the Plan shall not form part of their wages or remuneration or count as pay or remuneration for pension fund or other purposes.

8.8	A Participant may at any time by notice in writing to the Company surrender such rights as might otherwise be available to him under any or all of his Options.

9	TERMINATION

The Board may at any time resolve to cease making further offers of participation under the Plan but in such event the subsisting rights of Participants will not be affected.

10	GOVERNING LAW

These rules and all Options are governed by and shall be construed in accordance with the laws of England and every Participant submits to the exclusive jurisdiction of the Courts of England in relation to the rules and all such Options.

72     2018 Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS
BROWN & BROWN, INC.
The Shores Resort, Atlantic Room, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 2, 2018, 9:00 A.M. (EDT)

The undersigned hereby appoints Robert W. Lloyd and R. Andrew Watts and each of them as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of Brown & Brown, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

(Continued and to be signed on the reverse side)
▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

ANNUAL MEETING OF SHAREHOLDERS
BROWN & BROWN, INC.

The Shores Resort, Atlantic Room, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118

MAY 2, 2018, 9:00 A.M. (EDT)

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report to Shareholders
are available at www.viewproxy.com/bbinsurance/2018

The Board of Directors recommends a vote FOR all director nominees, FOR Proposals 2, 3, and 4:
1.	Election of Directors.
	01 J. Hyatt Brown	05 Bradley Currey, Jr.	09 Timothy R.M. Main
	02 Samuel P. Bell, III	06 Theodore J. Hoepner	10 H. Palmer Proctor, Jr.
	03 Hugh M. Brown	07 James S. Hunt	11 Wendell S. Reilly
	04 J. Powell Brown	08 Toni Jennings	12 Chilton D. Varner

☐	FOR ALL	☐	WITHHOLD	☐	FOR ALL EXCEPT
	NOMINEES		AUTHORITY FOR		(SEE INSTRUCTIONS
			ALL NOMINEES		BELOW)

(Instructions: To withhold authority to vote for any indicated nominee, mark “FOR ALL EXCEPT” and write the number(s) of the nominee(s) in the box provided to the right.)
2.	To ratify the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2018.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	To approve, on an advisory basis, the compensation of named executive officers.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend the Annual Meeting ☐

CONTROL NUMBER

4.	To approve an amendment to Brown & Brown, Inc.’s 2008 Sharesave Plan.
☐ FOR ☐ AGAINST ☐ ABSTAIN
In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Persons who do not indicate attendance at the Annual Meeting on this proxy card may be required to present proof of stock ownership to attend.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all of the director nominees listed on this proxy card and FOR Proposals 2, 3, and 4.

Date

Signature

Signature
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.AALvote.com/BRO	Call 1 (866) 804-9616
Have your proxy card available	Use any touch-tone telephone to	Mark, sign, and date your proxy
when you access the above	vote your proxy. Have your proxy	card, then detach it, and return
website. Follow the prompts to	card available when you call.	it in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.